Exhibit 99(c)

Wachovia

Fourth Quarter 2003

Quarterly Earnings Report

January 15, 2004

READERS ARE ENCOURAGED TO REFER TO WACHOVIA’S RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2003, PRESENTED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), WHICH MAY BE FOUND IN WACHOVIA’S THIRD QUARTER 2003 REPORT ON FORM 10-Q.

ALL NARRATIVE COMPARISONS ARE WITH THIRD QUARTER 2003 UNLESS OTHERWISE NOTED.

THE INFORMATION CONTAINED HEREIN INCLUDES CERTAIN NON-GAAP FINANCIAL MEASURES. PLEASE REFER TO PAGE 39 FOR AN IMPORTANT EXPLANATION OF OUR USE OF NON-GAAP MEASURES AND RECONCILIATION OF THOSE NON-GAAP MEASURES TO GAAP.

Wachovia 4Q03 Quarterly Earnings Report

Fourth Quarter 2003 Financial Highlights

Versus 3Q03

•	Earnings of $1.1 billion, up 23% over 4Q02

—	EPS of $0.83 consistent with 3Q03 and up 26% from 4Q02

•	Excluding $0.05 per share of net merger-related and restructuring expenses and $0.06 per share of intangible amortization expense, EPS of $0.94 up $0.01 from 3Q03 and up 21% from 4Q02

•	Segment earnings in all four businesses reflect the benefit of our balanced business model

—	General Bank full year 2003 up 10% over full year 2002; 4Q03 down 15% from record 3Q03 levels

—	Capital Management up 2%, and up 43% from 4Q02 due to the effect of the Prudential Financial retail brokerage transaction

—	Wealth Management up 7% and up 15% from 4Q02

—	Corporate and Investment Bank earnings in line with 3Q03, up 109% from 4Q02

•	Revenue grew 4% driven by exceptionally strong net interest income growth of 8%

•	Net interest margin rose 7 bps to 3.64%

•	Provision expense increased 6% to $86 million; included $24 million of provision related to portfolio management activity vs. none in 3Q03 and reflects a reduction in allowance of $94 million

—	Net charge-offs were $156 million, up 18% from very low 3Q03 levels

—	Full year net charge-offs totaled 41 bps of average loans

•	NPAs declined 26%; new commercial nonaccruals down 52%

•	Release of reserves totaling $94 million more than offset by actions totaling $118 million including net securities losses and discretionary expenses

•	Total noninterest expense rose 6% reflecting higher costs associated with strategic growth initiatives as well as discretionary expenses of $94 million

•	Average diluted share count decreased 6 million shares

•	Increased dividend 14%, or $0.05 per share to $0.40 per share, up 54% since 4Q02

—	Estimated dividend payout ratio of 43% within targeted range of 40 - 50% of earnings (this target is before merger-related and restructuring expenses and intangible amortization)

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Wachovia 4Q03 Quarterly Earnings Report

Earnings Reconciliation

Earnings Reconciliation

	2003								2002		4 Q 03 EPS
	Fourth Quarter		Third Quarter		Second Quarter		First Quarter		Fourth Quarter		vs 3 Q 03	vs 4 Q 02
(After-tax in millions, except per share data)	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS
Net income available to common stockholders (GAAP)	$1,100	0.83	1,105	0.83	1,031	0.77	1,023	0.76	891	0.66	—%	26
Dividends on preferred stock	—	—	—	—	1	—	4	—	4	—	—	—

Net income	1,100	0.83	1,105	0.83	1,032	0.77	1,027	0.76	895	0.66	—	26
Cumulative effect of a change in accounting principle	—	—	(17)	(0.01)	—	—	—	—	—	—	—	—
Net merger-related and restructuring expenses	75	0.05	83	0.06	60	0.04	40	0.03	92	0.06	(17)	(17)

Earnings excluding merger-related and restructuring expenses, and cumulative effect of a change in accounting principle	1,175	0.88	1,171	0.88	1,092	0.81	1,067	0.79	987	0.72	—	22
Deposit base and other intangible amortization	74	0.06	79	0.05	81	0.06	88	0.07	83	0.06	20	—

Earnings excluding merger-related and restructuring expenses, intangible amortization and cumulative effect of a change in accounting principle	$1,249	0.94	1,250	0.93	1,173	0.87	1,155	0.86	1,070	0.78	1%	21

•	Expected amortization of existing intangibles for 2004: 1Q04 $0.05; 2Q04 $0.05; 3Q04 $0.05; 4Q04 $0.04; calculated using average diluted shares outstanding of 1,332 million

(See Appendix, page 18 for further detail)

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Wachovia 4Q03 Quarterly Earnings Report

Summary Results

Earnings Summary

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Net interest income (Tax-equivalent)	$2,942	2,717	2,603	2,601	2,555	8%	15
Fee and other income	2,591	2,603	2,145	2,055	1,952	—	33

Total revenue (Tax-equivalent)	5,533	5,320	4,748	4,656	4,507	4	23
Provision for loan losses	86	81	195	224	308	6	(72)
Other noninterest expense	3,498	3,282	2,761	2,690	2,745	7	27
Merger-related and restructuring expenses	135	148	96	64	145	(9)	(7)
Other intangible amortization	120	127	131	140	147	(6)	(18)

Total noninterest expense	3,753	3,557	2,988	2,894	3,037	6	24
Minority interest in income of consolidated subsidiaries	63	55	16	9	5	15	—

Income before income taxes and cumulative effect of a change in accounting principle (Tax-equivalent)	1,631	1,627	1,549	1,529	1,157	—	41
Income taxes (Tax-equivalent)	531	539	517	502	262	(1)	—

Income before cumulative effect of a change in accounting principle	1,100	1,088	1,032	1,027	895	1	23
Cumulative effect of a change in accounting principle	—	17	—	—	—	—	—

Net income	$1,100	1,105	1,032	1,027	895	—%	23

Diluted earnings per common share	$0.83	0.83	0.77	0.76	0.66	—%	26
Dividend payout ratio on common shares	42.17%	42.17	37.66	34.21	39.39	—	—
Return on average common stockholders' equity	13.59	13.71	12.78	12.94	11.07	—	—
Return on average assets	1.12	1.16	1.21	1.23	1.08	—	—
Overhead efficiency ratio (Tax-equivalent)	67.82%	66.87	62.92	62.16	67.40	—	—
Operating leverage (Tax-equivalent)	$18	2	(1)	293	3	—%	—

Key Points

•	Net interest income increased 8% to $2.9 billion, reflecting continued growth in low-cost core deposits, and earning assets as well as the funding benefit associated with the introduction of the FDIC-Insured money market sweep product

•	Fee and other income remained relatively stable as improvement in capital markets-related fees were largely offset by a $117 million decline in net securitization income and securities losses

•	Provision expense increased 6% from 3Q03 levels and included $24 million related to the sale or transfer to held for sale of loans

Reflects	a release of reserves totaling $94 million vs. $51 million in 3Q03

•	Other noninterest expense up 7%, excluding net merger-related and restructuring expenses and intangible amortization

Includes	$23 million of non-recurring personnel costs, a $25 million increase in corporate contributions, $19 million in legal costs, a $14 million write-down of a lease on real estate, and non-merger severance costs totaling $13 million

(See Appendix, pages 18-21 for further detail)

MINORITY INTEREST IN PRE-TAX INCOME OF CONSOLIDATED ENTITIES IS ACCOUNTED FOR AS AN EXPENSE ON OUR INCOME STATEMENT. BEGINNING IN THE THIRD QUARTER 2003, MINORITY INTEREST INCLUDES THE EXPENSE REPRESENTED BY PRUDENTIAL FINANCIAL, INC.’S 38% OWNERSHIP INTEREST IN WACHOVIA SECURITIES FINANCIAL HOLDINGS, LLC (WSFH) CREATED ON JULY 1, 2003, IN ADDITION TO THE EXPENSE ASSOCIATED WITH OTHER MINORITY INTERESTS IN OUR CONSOLIDATED SUBSIDIARIES.

IN ADDITION, THESE RESULTS FOR ALL PERIODS PRESENTED REFLECT MINORITY INTEREST EXPENSE ASSOCIATED WITH OTHER CONSOLIDATED SUBSIDIARIES INCLUDING BUT NOT LIMITED TO WACHOVIA PREFERRED FUNDING CORP., OUR REAL ESTATE INVESTMENT TRUST SUBSIDIARY.

THIS GAAP BASIS MINORITY INTEREST EXPENSE IS NOT ACCOUNTED FOR IN THE SAME MANNER IN THE FINANCIAL STATEMENTS OF PRUDENTIAL FINANCIAL, INC. UNDER PURCHASE ACCOUNTING, EACH ENTITY CONTRIBUTING BUSINESSES TO WSFH RECORDS FAIR VALUE ADJUSTMENTS TO THE ASSETS AND LIABILITIES CONTRIBUTED BY THE OTHER ENTITY. THEREFORE, THE AMOUNT REFLECTED HEREIN SHOULD NOT BE USED TO FORECAST THE IMPACT OF PRUDENTIAL FINANCIAL’S MINORITY INTEREST IN WSFH ON ITS RESULTS.

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Wachovia 4Q03 Quarterly Earnings Report

Other Financial Measures

Performance Highlights

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(Dollars in millions, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Earnings excluding merger-related and restructuring expenses, and cumulative effect of change in accounting principle(a)(b)
Net income	$1,175	1,171	1,092	1,067	987	—%	19
Return on average assets	1.20%	1.23	1.28	1.28	1.19	—	—
Return on average common stockholders' equity	14.42	14.46	13.49	13.45	12.13	—	—
Overhead efficiency ratio (Tax-equivalent)	65.37	64.10	60.91	60.78	64.19	—	—
Overhead efficiency ratio excluding brokerage (Tax-equivalent)	59.99%	58.19	57.98	57.53	61.43	—	—
Operating leverage (Tax-equivalent)	$6	54	30	213	40	(89)%	(85)

Earnings excluding merger-related and restructuring expenses, other intangible amortization and cumulative effect of a change in accounting principle(a)(b)
Net income	$1,249	1,250	1,173	1,155	1,070	—%	17
Dividend payout ratio on common shares	37.23%	37.63	33.33	30.23	33.33	—	—
Return on average tangible assets	1.32	1.36	1.43	1.44	1.34	—	—
Return on average tangible common stockholders' equity	24.86	24.97	23.32	23.71	21.52	—	—
Overhead efficiency ratio (Tax-equivalent)	63.20	61.70	58.15	57.78	60.92	—	—
Overhead efficiency ratio excluding brokerage (Tax-equivalent)	57.29%	55.20	54.85	54.18	57.76	—	—
Operating leverage (Tax-equivalent)	$(1)	50	21	205	34	—%	—

Other financial data
Net interest margin	3.64%	3.57	3.81	3.90	3.90	—	—
Fee and other income as % of total revenue	46.83	48.93	45.18	44.14	43.30	—	—
Effective income tax rate	29.76	30.41	30.54	29.94	18.39	—	—
Tax rate (Tax-equivalent) (c)	32.57%	33.10	33.37	32.86	22.50	—	—

Asset quality
Allowance as % of loans, net	1.51%	1.59	1.66	1.67	1.72	—	—
Allowance as % of nonperforming assets	219	175	166	158	161	—	—
Net charge-offs as % of average loans, net	0.39	0.33	0.43	0.49	0.52	—	—
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.69%	0.95	1.04	1.08	1.11	—	—

Capital adequacy
Tier 1 capital ratio (d)	8.52%	8.67	8.33	8.27	8.22	—	—
Tangible capital ratio	5.13	5.41	5.75	5.94	5.96	—	—
Leverage ratio	6.36%	6.56	6.78	6.71	6.77	—	—

Other
Average diluted common shares	1,332	1,338	1,346	1,346	1,360	—%	(2)
Actual common shares	1,312	1,328	1,332	1,345	1,357	(1)	(3)
Dividends paid per common share	$0.35	0.35	0.29	0.26	0.26	—	35
Dividends paid per preferred share	—	—	0.01	0.04	0.04	—	—
Book value per common share	24.63	24.71	24.37	23.99	23.63	—	4
Common stock price	46.59	41.19	39.96	34.07	36.44	13	28
Market capitalization	$61,139	54,701	53,228	45,828	49,461	12	24
Common stock price to book	189%	167	164	142	154	—	—
FTE employees	86,670	87,550	81,316	81,152	80,778	(1)	7
Total financial centers/brokerage offices	3,360	3,399	3,176	3,251	3,280	(1)	2
ATMs	4,408	4,420	4,479	4,539	4,560	—%	(3)

(a)	See tables on page 2, and on pages 40 through 42 for reconciliation to earnings prepared in accordance with GAAP.
(b)	See page 3 for the most directly comparable GAAP financial measure and pages 40 through 42 for reconciliation to earnings prepared in accordance with GAAP.
(c)	The tax-equivalent tax rate applies to fully tax-equivalized revenues.
(d)	The fourth quarter of 2003 is based on estimates.

Key Points

•	Cash overhead efficiency ratio of 63.20%; excluding our large retail brokerage operation, ratio would have been 57.29%; increase due to non-recurring expenses/discretionary spending

•	Net interest margin increased 7 bps to 3.64% reflecting reduced premium amortization on mortgage-backed securities, unusually high loan fees and the funding benefit associated with our FDIC money market sweep product

•	Tax rate lower due to 4Q effect of affordable housing tax credits

•	Allowance to NPAs of 219% at a five-year high

•	Tier 1 capital ratio declined 15 bps to 8.52%, 8 bps due to growth in the securities portfolio; leverage ratio declined 20 bps to 6.36%

•	Average diluted shares down 6 million reflecting repurchase of 14 million shares at an average cost of $45.36 per share and 4.9 million shares through settlement of equity collar contracts at an average cost of $34.95 per share

(See Appendix, pages 19-21 for further detail)

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Wachovia 4Q03 Quarterly Earnings Report

Loan and Deposit Growth

Average Balance Sheet Data

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Assets
Trading assets	$20,038	18,941	18,254	16,298	14,683	6%	36
Securities	94,584	78,436	68,994	72,116	71,249	21	33
Commercial loans, net
General Bank	50,095	49,722	49,793	49,088	48,870	1	3
Corporate and Investment Bank	31,142	32,138	34,601	36,096	38,664	(3)	(19)
Other	9,391	9,052	8,070	7,855	7,530	4	25

Total commercial loans, net	90,628	90,912	92,464	93,039	95,064	—	(5)
Consumer loans, net	68,972	67,082	65,271	64,925	58,215	3	18

Total loans, net	159,600	157,994	157,735	157,964	153,279	1	4

Other earning assets (a)	48,052	48,132	28,892	22,217	21,892	—	—

Total earning assets	322,274	303,503	273,875	268,595	261,103	6	23
Cash	10,728	11,092	10,845	10,887	10,636	(3)	1
Other assets	55,810	62,111	56,998	57,799	58,221	(10)	(4)

Total assets	$388,812	376,706	341,718	337,281	329,960	3%	18

Liabilities and Stockholders' Equity
Core interest-bearing deposits	148,413	140,960	136,828	131,545	130,220	5	14
Foreign and other time deposits	18,168	14,680	14,383	15,960	16,704	24	9

Total interest-bearing deposits	166,581	155,640	151,211	147,505	146,924	7	13
Short-term borrowings	81,569	74,323	52,049	50,055	43,921	10	86
Long-term debt	35,855	36,388	35,751	38,744	38,758	(1)	(7)

Total interest-bearing liabilities	284,005	266,351	239,011	236,304	229,603	7	24
Noninterest-bearing deposits	45,696	44,755	42,589	41,443	40,518	2	13
Other liabilities	26,988	33,615	27,756	27,482	27,893	(20)	(3)

Total liabilities	356,689	344,721	309,356	305,229	298,014	3	20
Stockholders' equity	32,123	31,985	32,362	32,052	31,946	—	1

Total liabilities and stockholders' equity	$388,812	376,706	341,718	337,281	329,960	3%	18

(a) Includes loans held for sale, interest-bearing bank balances, federal funds sold and securities purchased under resale agreements.

Memoranda
Low-cost core deposits	$154,176	145,558	137,366	128,936	124,269	6%	24
Other core deposits	39,933	40,157	42,051	44,052	46,469	(1)	(14)

Total core deposits	$194,109	185,715	179,417	172,988	170,738	5%	14

Key Points

•	Average securities increased substantially, as planned, up 21% or $16.1 billion largely associated with our FDIC-Insured money market sweep product for brokerage customers

—	Since June 30, period end securities have increased by $26.5 billion: $6 billion related to FIN 46 and the Prudential Financial retail brokerage transaction and $18 billion from investment of deposit growth, including $11.8 billion from our FDIC-Insured sweep product for brokerage customers

•	Consumer loans grew 3% reflecting continued growth in home equity balances and student loans

•	Low-cost core deposits up 6% linked-quarter and 24% from 4Q02 levels, including an average $5.4 billion associated with the FDIC-Insured money market sweep product; total core deposits increased 5% from 3Q03 and 14% from 4Q02 levels

(See Appendix, pages 18-19 for further detail)

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Wachovia 4Q03 Quarterly Earnings Report

Fee and Other Income

Fee and Other Income

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Service charges	$436	439	426	430	421	(1)%	4
Other banking fees	241	257	248	233	236	(6)	2
Commissions	752	732	459	412	454	3	66
Fiduciary and asset management fees	667	657	470	464	447	2	49
Advisory, underwriting and other investment banking fees	231	216	220	145	190	7	22
Trading account profits (losses)	5	(46)	49	77	(69)	—	—
Principal investing	(13)	(25)	(57)	(44)	(105)	48	88
Securities gains (losses)	(24)	22	10	37	46	—	—
Other income	296	351	320	301	332	(16)	(11)

Total fee and other income	$2,591	2,603	2,145	2,055	1,952	—%	33

Key Points

•	Fee and other income was relatively flat, largely reflecting a $117 million decline in net securitization revenue and securities gains/losses

•	Other banking fees were down $16 million driven by lower mortgage origination income and seasonally lower international trade finance revenue

•	Commissions increased 3% on continued growth in both insurance and retail brokerage commissions

•	Fiduciary and asset management fees up $10 million or 2% due to improvement in the equity markets

•	Advisory, underwriting and other investment banking fees grew 7% driven by strong M&A, loan syndications and structured products results

—	Up 22% from 4Q02

•	Trading account results improved $51 million linked quarter to $5 million driven by equity-linked and fixed income results

—	Trading results reclassified in prior quarters, reflecting a change in our presentation of certain trading derivatives, which had the effect of shifting expense from net interest income to trading

•	Other income declined 16% reflecting a $71 million decline in securitization income

(See Appendix, pages 20-21 for further detail)

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Wachovia 4Q03 Quarterly Earnings Report

Noninterest Expense

Noninterest Expense

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Salaries and employee benefits	$2,152	2,109	1,748	1,699	1,681	2%	28
Occupancy	244	220	190	197	202	11	21
Equipment	285	264	238	234	255	8	12
Advertising	56	38	34	32	16	47	—
Communications and supplies	153	156	136	141	143	(2)	7
Professional and consulting fees	145	109	104	99	126	33	15
Sundry expense	463	386	311	288	322	20	44

Other noninterest expense	3,498	3,282	2,761	2,690	2,745	7	27
Merger-related and restructuring expenses	135	148	96	64	145	(9)	(7)
Other intangible amortization	120	127	131	140	147	(6)	(18)

Total noninterest expense	$3,753	3,557	2,988	2,894	3,037	6%	24

Key Points

•	Other noninterest expense increased 7% from 3Q03 levels driven by several discretionary items described below

•	Salaries and employee benefits increased 2%; reflects $23 million of non-recurring costs to restructure an employee benefit program due to a tax law change, $13 million of non-merger severance costs, and continued strategic hiring initiatives

•	Occupancy grew 11% largely reflecting a $14 million non-recurring expense associated with a write-off of a lease

•	Advertising costs rose 47% to $56 million reflecting continued investment in our brand; included $13 million increase relating to our retail brokerage operations

•	Professional and consulting fees rose $36 million reflecting higher seasonal billings

•	Sundry expense increased due largely to increased corporate contributions, travel expenses, loan costs and legal costs

(See Appendix, page 21 for further detail)

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Wachovia 4Q03 Quarterly Earnings Report

Consolidated Results—Segment Summary

Wachovia Corporation

Performance Summary

	Three Months Ended December 31, 2003
(In millions)	General Bank	Capital Management	Wealth Management	Corporate and Investment Bank	Parent	Merger-Related and Restructuring Expenses	Total Corporation
Income statement data
Total revenue (Tax-equivalent)	$2,441	1,392	255	1,184	261	—	5,533
Noninterest expense	1,409	1,180	184	648	197	135	3,753
Minority interest	—	—	—	—	78	(15)	63
Segment earnings	$564	136	45	314	116	(75)	1,100

Performance and other data
Economic profit	$424	100	28	161	65	—	778
Risk adjusted return on capital (RAROC)	41.63%	41.61	39.17	23.18	23.57	—	32.30
Economic capital, average	$5,482	1,295	403	5,243	2,079	—	14,502
Cash overhead efficiency
ratio (Tax-equivalent)	57.70%	84.65	72.21	54.76	29.35	—	63.20
FTE employees	34,896	19,769	3,815	4,319	23,871	—	86,670

Business mix/Economic capital
Based on total revenue	44.12%	25.16	4.61	21.40
Based on segment earnings	48.00	11.57	3.83	26.72
Average economic capital change (4q03 vs. 4q02)	(3.00)%	94.00	7.00	(21.00)

Full Year 2003 vs. 2002 Growth

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Wachovia 4Q03 Quarterly Earnings Report

General Bank

This segment includes Retail and Small Business and Commercial.

General Bank

Performance Summary

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Income statement data
Net interest income (Tax-equivalent)	$1,881	1,886	1,811	1,741	1,764	—%	7
Fee and other income	509	568	581	562	569	(10)	(11)
Intersegment revenue	51	48	45	43	42	6	21

Total revenue (Tax-equivalent)	2,441	2,502	2,437	2,346	2,375	(2)	3
Provision for loan losses	144	121	99	105	144	19	—
Noninterest expense	1,409	1,340	1,324	1,297	1,341	5	5
Income taxes (Tax-equivalent)	324	379	371	344	324	(15)	—

Segment earnings	$564	662	643	600	566	(15)%	—

Performance and other data
Economic profit	$424	495	463	429	411	(14)%	3
Risk adjusted return on capital (RAROC)	41.63%	45.84	43.75	42.25	39.89	—	—
Economic capital, average	$5,482	5,639	5,668	5,571	5,641	(3)	(3)
Cash overhead efficiency ratio (Tax-equivalent)	57.70%	53.55	54.35	55.28	56.45	—	—
Lending commitments	$65,457	63,509	63,712	59,557	57,358	3	14
Average loans, net	115,949	114,226	112,941	110,798	106,080	2	9
Average core deposits	$157,977	155,098	151,166	145,496	144,252	2	10
FTE employees	34,896	35,451	36,933	36,634	36,503	(2)%	(4)

General Bank Key Metrics
	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Customer overall satisfaction score (a)	6.57	6.55	6.54	6.55	6.49	—%	1
New/Lost ratio	1.28	1.17	1.11	1.02	1.08	9	19
Online product and service enrollments (In thousands) (b)	6,239	5,915	5,609	5,220	4,841	5	29
Online active customers (In thousands) (b)	2,144	1,991	1,884	1,672	1,614	8	33
Financial centers	2,565	2,580	2,619	2,692	2,717	(1)	(6)
ATMs	4,408	4,420	4,479	4,539	4,560	—%	(3)

(a)	Gallup survey measured on a 1-7 scale; 6.4 = “best in class”.
(b)	Retail and small business.

Key Points

•	Total revenue declined 2% from 3Q03 largely due to a $51 million reduction in mortgage-related revenue; revenue remained relatively stable in all businesses other than mortgage banking

•	Provision expense increased 19%

—	$21 million relating to a change in accounting methodology for charge-offs on residential real-estate secured loans which resulted in the acceleration of charge-offs

—	$15 million due to the sale/transfer to held for sale of $305 million of loans out of the portfolio

•	Expenses rose 5% largely driven by investments in advertising and branch technology

•	Average loans up 2% on growth in home equity, student loan, and commercial outstandings

•	Low-cost core deposit momentum continued with growth of 4% linked-quarter and 22% over 4Q02; core deposits grew 2% over 3Q03

•	Customer satisfaction scores and new/lost ratio at an all-time high

(See Appendix, pages 22-24 for further discussion of business unit results)

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Wachovia 4Q03 Quarterly Earnings Report

Capital Management

This segment includes Asset Management and Retail Brokerage Services.

Capital Management

Performance Summary

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Income statement data
Net interest income (Tax-equivalent)	$95	79	38	39	39	20%	—
Fee and other income	1,314	1,292	800	735	751	2	75
Intersegment revenue	(17)	(17)	(16)	(19)	(18)	—	6

Total revenue (Tax-equivalent)	1,392	1,354	822	755	772	3	80
Provision for loan losses	—	—	—	—	—	—	—
Noninterest expense	1,180	1,144	662	625	622	3	90
Income taxes (Tax-equivalent)	76	77	59	47	55	(1)	38

Segment earnings	$136	133	101	83	95	2%	43

Performance and other data
Economic profit	$100	97	81	65	76	3%	32
Risk adjusted return on capital (RAROC)	41.61%	40.30	56.90	49.76	56.64	—	—
Economic capital, average	$1,295	1,309	710	678	667	(1)	94
Cash overhead efficiency ratio (Tax-equivalent)	84.65%	84.53	80.69	82.67	80.54	—	—
Average loans, net	$162	135	140	134	131	20	24
Average core deposits	$7,115	1,754	1,338	1,367	1,487	—	—
FTE employees	19,769	19,911	12,428	12,528	12,682	(1)%	56

Capital Management Key Metrics

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Separate account assets	$138,867	127,860	124,423	120,331	119,337	9%	16
Mutual fund assets	109,359	113,700	115,414	112,803	113,093	(4)	(3)

Total assets under management (a)	$248,226	241,560	239,837	233,134	232,430	3	7

Gross fluctuating mutual fund sales	$3,892	4,802	6,645	6,342	5,479	(19)	(29)

Full-service financial advisors series 7	8,192	8,309	4,613	4,714	4,777	(1)	71
Financial center advisors series 6	3,270	3,316	3,331	3,340	3,332	(1)	(2)
Broker client assets	$603,100	568,500	282,200	265,100	264,800	6	—
Margin loans	$6,097	5,832	2,436	2,394	2,489	5	—
Brokerage offices (Actual)	3,328	3,367	3,146	3,221	3,250	(1)%	2

(a) Includes $65 billion in assets managed for Wealth Management which are also reported in that segment.

Retail Brokerage Integration

	2003
	Fourth Quarter	Third Quarter	Goal
Merger costs (Dollars in millions)	$67	136	1,128
Position reductions	68	12	1,750
Real estate square footage reduction (In millions)	0.5		2.7
Branches consolidated	22		157
Percent of system conversions completed	62%		100%

Key Points

•	Revenue was up 3% or $38 million from 3Q03 reflecting stronger commissions and advisory-related fees

•	Expenses rose $36 million as reductions in personnel costs were more than offset by higher distribution and brand advertising costs

•	AUM rose 3% due to increase in equity assets and solid institutional sales, despite approximately $7 billion in money market outflows relating to our FDIC-Insured money market sweep product

—	Deposits up an average $5.4 billion tied to this FDIC-Insured money market sweep product

•	Broker client assets up 6% and margin loans up 5%

•	Merger integration proceeding as planned; 22 branches consolidated and rebranding completed

(See Appendix, pages 25-27 for further discussion of business unit results)

Beginning in 3Q03, Capital Management’s Segment results include 100% of the Wachovia Securities retail brokerage transaction

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Wachovia 4Q03 Quarterly Earnings Report

Wealth Management

This segment includes Private Banking, Personal Trust, Investment Advisory Services, Charitable Services, Financial Planning, and Insurance Brokerage (property and casualty, high net worth life).

Wealth Management

Performance Summary

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Income statement data
Net interest income (Tax-equivalent)	$116	114	107	103	103	2%	13
Fee and other income	138	132	133	133	135	5	2
Intersegment revenue	1	1	2	1	1	—	—

Total revenue (Tax-equivalent)	255	247	242	237	239	3	7
Provision for loan losses	1	2	5	4	6	(50)	(83)
Noninterest expense	184	180	175	170	172	2	7
Income taxes (Tax-equivalent)	25	23	24	23	22	9	14

Segment earnings	$45	42	38	40	39	7%	15

Performance and other data
Economic profit	$28	27	25	28	27	4%	4
Risk adjusted return on capital (RAROC)	39.17%	37.10	37.18	40.73	39.82	—	—
Economic capital, average	$403	402	391	376	375	—	7
Cash overhead efficiency ratio (Tax-equivalent)	72.21%	72.45	72.80	71.62	71.62	—	—
Lending commitments	$4,012	3,843	3,678	3,343	3,288	4	22
Average loans, net	10,033	9,824	9,672	9,422	9,029	2	11
Average core deposits	$11,320	11,083	10,817	10,662	10,339	2	9
FTE employees	3,815	3,839	3,921	3,881	3,726	(1)%	2

Wealth Management Key Metrics(a)

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Assets under management (b)	$64,800	61,700	61,900	59,800	61,100	5%	6
Assets under care	$29,100	26,300	27,000	26,000	28,600	11	2

Client relationships (Actual)	85,264	82,300	78,825	77,650	77,200	4	10
Wealth Management advisors (Actual)	960	993	1,027	1,068	1,056	(3)%	(9)

(a)	Historical periods restated to reflect subsequent consolidations of client accounts of both legacy companies, as well as transfers of assets to other business units.

Future restatements may occur as relationships are moved to channels that best meet client needs.

(b)	These assets are managed by and reported in Capital Management.

Key Points

•	Total revenue increased 3% from 3Q03 and 7% from 4Q02 driven by strength in private banking and improving asset values

•	Fee and other income rose 5% from 3Q03 and 2% from 4Q02 driven by growth in insurance commissions as well as trust and investment management fees

•	Average loans up 2% and average core deposits up 2%, reflecting continued private banking momentum

•	AUM increased 5% from 3Q03 and 6% from 4Q02 largely attributable to higher market valuations and continued sales momentum

(See Appendix, page 28 for further discussion of business unit results)

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Wachovia 4Q03 Quarterly Earnings Report

Corporate and Investment Bank

This segment includes Corporate Lending, Investment Banking, Global Treasury and Trade Finance, and Principal Investing.

Corporate and Investment Bank

Performance Summary

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Income statement data
Net interest income (Tax-equivalent)	$598	578	572	588	616	3%	(3)
Fee and other income	622	541	557	548	348	15	79
Intersegment revenue	(36)	(31)	(29)	(26)	(25)	(16)	(44)

Total revenue (Tax-equivalent)	1,184	1,088	1,100	1,110	939	9	26
Provision for loan losses	35	10	95	110	161	—	(78)
Noninterest expense	648	578	566	556	537	12	21
Income taxes (Tax-equivalent)	187	186	163	165	91	1	—

Segment earnings	$314	314	276	279	150	—%	109

Performance and other data
Economic profit	$161	140	128	126	14	15%	—
Risk adjusted return on capital (RAROC)	23.18%	21.19	19.50	19.04	11.80	—	—
Economic capital, average	$5,243	5,437	6,039	6,367	6,602	(4)	(21)
Cash overhead efficiency ratio (Tax-equivalent)	54.76%	53.18	51.41	50.12	57.18	—	—
Lending commitments	$69,745	69,481	72,275	75,278	78,332	—	(11)
Average loans, net	31,149	32,145	34,608	36,104	38,673	(3)	(19)
Average core deposits	$16,485	16,472	14,815	14,120	13,491	—	22
FTE employees	4,319	4,305	4,309	4,157	4,203	—%	3

Key Points

•	Record revenue of $1.2 billion increased 9% on improved equity-linked products and fixed income trading results, M&A deal flow, and growth in Loan Syndications and Real Estate Capital Markets revenue

•	Provision expense of $35 million increased $25 million on increased net charge-offs and lower recoveries; included $9 million related to the sale/transfer to held for sale of $420 million of exposure

•	Expenses rose 12% on higher personnel costs, primarily increased incentive expense, and transaction costs; included $21 million of costs associated with the write-off of a lease on real estate and severance

•	Average loans decreased 3% on continued reductions in credit facility usage and $247 million of loans outstanding that were sold or transferred to held for sale ($158 million sold and $89 million transferred)

•	Total capital declined 4% on continued strength in credit quality and lower loan outstandings

(See Appendix, pages 29-32 for further discussion of business unit results)

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Wachovia 4Q03 Quarterly Earnings Report

Asset Quality

Asset Quality

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Nonperforming assets
Nonaccrual loans	$1,035	1,391	1,501	1,622	1,585	(26)%	(35)
Foreclosed properties	111	116	130	118	150	(4)	(26)

Total nonperforming assets	$1,146	1,507	1,631	1,740	1,735	(24)%	(34)

as % of loans, net and foreclosed properties	0.69%	0.91	1.00	1.06	1.06	—	—

Nonperforming assets in loans held for sale	$82	160	167	114	138	(49)%	(41)

Total nonperforming assets in loans and in loans held for sale	$1,228	1,667	1,798	1,854	1,873	(26)%	(34)

as % of loans, net, foreclosed properties and loans in other assets as held for sale	0.69%	0.95	1.04	1.08	1.11	—	—

Allowance for loan losses
Balance, beginning of period	$2,631	2,704	2,747	2,798	2,847	(3)%	(8)
Net charge-offs	(156)	(132)	(169)	(195)	(199)	18	(22)
Allowance relating to loans transferred or sold	(57)	(22)	(69)	(80)	(158)	—	(64)
Provision for loan losses related to loans transferred or sold	24	—	26	25	109	—	—
Provision for loan losses	62	81	169	199	199	(23)	(69)

Balance, end of period	$2,504	2,631	2,704	2,747	2,798	(5)%	(11)

as % of loans, net	1.51%	1.59	1.66	1.67	1.72	—	—
as % of nonaccrual and restructured loans (a)	242	189	180	169	177	—	—
as % of nonperforming assets (a)	219%	175	166	158	161	—	—

Net charge-offs	$156	132	169	195	199	18%	(22)
Commercial, as % of average commercial loans	0.31%	0.21	0.42	0.53	0.53	—	—
Consumer, as % of average consumer loans	0.50%	0.51	0.44	0.44	0.52	—	—
Total, as % of average loans, net	0.39%	0.33	0.43	0.49	0.52	—	—

Past due loans, 90 days and over, and nonaccrual loans (a)
Commercial, as a % of loans, net	0.87%	1.20	1.30	1.41	1.42	—	—
Consumer, as a % of loans, net	0.77%	0.76	0.80	0.79	0.75	—	—

(a)	These ratios do not include nonperforming assets included in other assets as held for sale.

Key Points

•	Net charge-offs at 39 bps of average loans increased 18% to $156 million (3Q03 included higher than anticipated recoveries); gross charge-offs up $16 million

•	Provision expense of $86 million increased $5 million and included $24 million associated with loan sales/transfers to held for sale

•	Allowance totaled $2.5 billion, declining $127 million reflecting continued improvement in credit quality; included a $57 million reduction relating to the sale of loans or the transfer of loans to held for sale
—	Allowance to loans declined slightly to 1.51% reflecting continued overall improvement in credit quality
—	Allowance to nonperforming loans improved to 242% from 189% in 3Q03

•	Continued proactive portfolio management actions by selling $610 million of exposure out of the loan portfolio, including $448 million of outstandings
—	Included in the sales was $583 million of commercial exposure, with $421 million outstanding ($101 million nonperforming), and $27 million of nonperforming consumer loans

—	Also transferred $100 million of commercial performing exposure, including $89 million outstanding, to held for sale

(See Appendix, pages 34-35 for further detail)

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Wachovia 4Q03 Quarterly Earnings Report

Nonperforming Loans

Nonperforming Loans (a)

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Balance, beginning of period	$1,391	1,501	1,622	1,585	1,751	(7)%	(21)

Commercial nonaccrual loan activity
Commercial nonaccrual loans, beginning of period	1,148	1,249	1,371	1,374	1,577	(8)	(27)
New nonaccrual loans and advances	122	252	291	386	485	(52)	(75)
Charge-offs	(109)	(93)	(135)	(152)	(148)	17	(26)
Transfers (to) from loans held for sale	—	(37)	(44)	12	(105)	—	—
Transfers (to) from other real estate owned	(5)	—	(6)	(1)	(4)	—	25
Sales	(101)	(56)	(29)	(70)	(49)	80	—
Other, principally payments	(236)	(167)	(199)	(178)	(382)	41	(38)

Net commercial nonaccrual loan activity	(329)	(101)	(122)	(3)	(203)	—	62

Commercial nonaccrual loans, end of period	819	1,148	1,249	1,371	1,374	(29)	(40)

Consumer nonaccrual loan activity
Consumer nonaccrual loans, beginning of period	243	252	251	211	174	(4)	40
New nonaccrual loans and advances	13	15	22	56	55	(13)	(76)
Transfers (to) from loans held for sale	(13)	(24)	(21)	—	—	(46)	—
Sales and securitizations	(27)	—	—	(16)	(18)	—	50

Net consumer nonaccrual loan activity	(27)	(9)	1	40	37	—	—

Consumer nonaccrual loans, end of period	216	243	252	251	211	(11)	2

Balance, end of period	$1,035	1,391	1,501	1,622	1,585	(26)%	(35)

(a)	Excludes nonperforming loans included in loans held for sale, which at December 31, September 30, June 30, and March 31, 2003, and at December 31, 2002, were $82 million, $160 million, $167 million, $108 million and $138 million, respectively.

Key Points

•	New commercial nonaccruals declined to $122 million, down 52% from 3Q03 and down 75% from 4Q02; largest inflow was $17 million

•	Sold $101 million of commercial nonperforming loans and $27 million of consumer nonperforming loans out of the loan portfolio and transferred $15 million of nonperforming consumer loans to held for sale

•	Payments and other resolutions represented approximately 21% of 4Q03 beginning commercial nonperforming loans

(See Appendix, pages 34-35 for further detail)

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Wachovia 4Q03 Quarterly Earnings Report

Loans Held For Sale

Loans Held for Sale

	2003				2002
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Balance, beginning of period	$10,173	10,088	7,461	6,012	6,257

Core business activity
Core business activity, beginning of period	9,897	9,762	6,937	5,488	4,562
Originations/purchases	8,343	9,271	9,729	8,488	8,692
Transfers to (from) loans held for sale, net	8	(783)	18	(49)	(52)
Lower of cost or market value adjustments	(8)	(7)	(6)	(46)	(13)
Performing loans sold or securitized	(4,484)	(7,253)	(6,171)	(6,491)	(7,419)
Nonperforming loans sold	(36)	(11)	—	—	—
Other, principally payments	(1,216)	(1,082)	(745)	(453)	(282)

Core business activity, end of period	12,504	9,897	9,762	6,937	5,488

Portfolio management activity
Portfolio management activity, beginning of period	276	326	524	524	1,695
Transfers to (from) loans held for sale, net
Performing loans	29	81	83	244	245
Nonperforming loans	13	61	59	(12)	105
Lower of cost or market value adjustments	5	—	—	40	(1)
Performing loans sold	(108)	(102)	(220)	(147)	(1,357)
Nonperforming loans sold	(63)	(64)	(2)	(51)	(12)
Allowance for loan losses related to loans transferred to loans held for sale	(17)	(18)	(44)	(55)	(122)
Other, principally payments	(14)	(8)	(74)	(19)	(29)

Portfolio management activity, end of period	121	276	326	524	524

Balance, end of period (a)	$12,625	10,173	10,088	7,461	6,012

(a)	Nonperforming assets included in loans held for sale at December 31, September 30, June 30, and March 31, 2003, and at December 31, 2002, were $82 million, $160 million, $167 million, $114 million and $138 million, respectively.

Key Points

•	Core business loan origination/purchases of $8.3 billion and sales of $4.5 billion

•	Portfolio management activity included gross transfers to held for sale of $100 million of performing large corporate exposure (including $89 million of outstandings) marked to an average carrying value of 92% of par

•	Sold $108 million of performing loans and $63 million of nonperforming loans relating to portfolio management activity out of held for sale

•	96% of the $4.2 billion of portfolio management large corporate exposure moved to held for sale since 3Q01 has been paid down or sold

(See Appendix, pages 34-35 for further detail)

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Wachovia 4Q03 Quarterly Earnings Report

2003 in Review

2003 – Exceeded Expectations Again

•	2003 results exceeded outlook given in January 2003
— Revenue	Exceeded expectations
— Credit costs	Exceeded expectations
— Expenses	In line with expectations

•	EPS up 22% from 4Q02 (before merger-related and restructuring expenses)

•	Increased dividend 54% from 4Q02

•	Merger integration completed on time and on budget

•	Total return for 2003 of 32% ranked 10th among top 20 U.S. banks
—	Three-year total return of 83% ranked 3rd among top 20 U.S. banks

Additional Milestones

•	Customer service scores continued to improve to an all-time high
—	Recognized as a leader among our peers in customer service excellence by Gallup and Michigan Customer Satisfaction Survey

•	Employee engagement at an all-time high

•	Expanded retail brokerage platform through financially disciplined transaction

•	Net new money flows of $20.1 billion
—	Core deposit inflows of $23.4 billion
—	Annuity sales of $6.4 billion
—	Net mutual fund outflows of $9.7 billion
•	Including $7 billion moved to FDIC-insured money market sweep product

•	Tier 1 Capital grew 30 bps to 8.52%
—	Settled all forward purchase contracts and collars involving 30.9 million shares
—	Bought back 27.7 million shares in the open market
—	Reduced shares outstanding by 45 million

•	S&P and Fitch ratings outlook upgraded to positive

Page-16

Wachovia 4Q03 Quarterly Earnings Report

2004 Full Year Outlook

(Versus Full-Year 2003 Unless Otherwise Noted and Reflects Full -Year Effect of Larger Retail Brokerage

Operation vs. 6 months in 2003)

Economic Assumptions for Full-Year 2004
Real GDP Growth	4.5%
Inflation (CPI)	2.0%
Fed Funds (DEC 2004)	1.91%
S&P 500	5%

Total Revenue	Expected % growth in high single-digit range

Net Interest Income*	Expected % growth in low-to- mid-single digit range

Net Interest Margin	Expected to remain relatively flat excluding the impact of the following items totaling -30 BPS

	Full-year effect of larger brokerage operation	-9 bps
	Securities growth—FDIC-Insured money market sweep	-15 bps
	Full year effect of FIN 46 consolidation	-6 bps

Fee Income	Anticipate % growth in upper teens range

Noninterest Expense	Expected % growth in high single-digit range; Marginally lower than % revenue growth

Expected Loan Growth	Expect mid- to high-single digit % growth from 4Q03 (excluding securitizations)

	Consumer	High-single digit % growth
	Commercial and Industrial	Mid-single digit % growth
	Small Business	Over 20% growth
	Commercial	Mid- single digit % growth
	Large Corporate	Flat-to-Low single digit % growth
	Commercial real estate	Low single digit % growth

Charge-offs	30 – 40 bps of average net loans range

Effective Tax Rate	Approximately 33 – 34% (tax-equivalent)

Capital Ratios

Leverage Ratio	Target > 6.00%

Tier 1 Capital	Target > 8.30%

Dividend Payout Ratio	40% – 50% of earnings (before merger-related and restructuring expenses and other intangible amortization)

Excess Capital	Opportunistically repurchase shares in open market; authorization for 123.4 million shares remaining

Financially attractive shareholder friendly acquisitions

* 1Q04 Net interest income anticipated to be down $50-60 million from 4Q03 levels due to the cost of interest rate hedges beginning in January 2004 (related to FDIC-Insured money market sweep balances), lower expected income from called securitizations and lower expected levels of commercial loan prepayment fees

Page-17

Wachovia 4Q03 Quarterly Earnings Report

Appendix

Wachovia 4Q03 Quarterly Earnings Report

Summary Operating Results

Business segment results are presented excluding (i) net merger-related and restructuring expenses, (ii) deposit base intangible and other intangible amortization expense, and (iii) the cumulative effect of a change in accounting principle. This is the basis on which we manage and allocate capital to our business segments. We continuously assess assumptions, methodologies and reporting classifications to better reflect the true economics of our business segments. Several significant refinements have been incorporated for 2003. Business segment results have been restated for 2002 to reflect these changes. In addition, lending commitments have been restated to exclude liquidity facilities that were previously presented as lending commitments. In addition, lending commitments have been restated to exclude liquidity facilities that were previously presented as lending commitments.

In 4Q03, we reclassified interest and dividend income and expense relating to certain trading derivatives from net interest income to trading account profits (losses) for all periods presented. We did this to be consistent in our income statement presentation for all trading derivatives. This reclassification did not have an effect on our consolidated results of operations. The net effect of the reclassification was an increase in net interest income of $58 million ($32 million in the Corporate and Investment Bank and $26 in the Parent) in 4Q03 and $40 million ($19 million in CIB and $21 million in Parent) in 3Q03, with a corresponding reduction in trading account profits (losses).

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, which addresses consolidation of variable interest entities, certain of which are also referred to as special purpose entities. In connection with the adoption of this standard, on July 1, 2003, we consolidated the multi-seller commercial paper conduits that we administer. On December 31, 2003, these conduits had $9.1 billion of assets, including $5.0 billion of securities and $4.0 billion of other earning assets, and $9.2 billion of short-term borrowings. Regulators have recently approved an interim rule stipulating that the capital requirements related to assets of conduits consolidated under FIN 46 remain unchanged until April 1, 2004. Therefore, we have not experienced a change in tier 1 capital due to the adoption of FIN 46, nor do we expect such a change prior to April 1, 2004, when the capital requirements will change.

We did not consolidate or de-consolidate any other significant variable interest entities in connection with the adoption of FIN 46; thus, the implementation did not have a material effect on our consolidated financial position or results of operations, other than as indicated above.

In December 2003, the FASB issued a revision to FIN 46 referred to as “FIN 46R”, which is effective no later than March 31, 2004. FIN 46R requires the de-consolidation of trusts associated with our trust preferred securities. Accordingly, at March 31, 2004, when we implement the provisions of FIN 46R, we will de-consolidate these trusts. This de-consolidation will not have a material effect on our consolidated financial position. Other than the de-consolidation of these trusts, we do not anticipate that the implementation of FIN 46R will have a material effect on our consolidated financial position or results of operations.

Banking regulators have indicated that the capital requirements related to trust preferred securities, if de-consolidated under FIN 46R, will remain unchanged until further notice. If the banking regulators change the capital treatment for trust preferred securities, our tier 1 capital would be reduced by the amount of outstanding trust preferred securities, but we believe regulatory capital would remain at the well-capitalized level.

On July 1, 2003, we adopted Statement of Financial Accounting Standards No. 150 (FAS 150), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and recorded a $17 million after-tax gain ($25 million pre-tax) as the cumulative effect of an accounting change in 3Q03. This amount represented the fair value of our equity collar contracts at July 1, 2003. Under FAS 150, these contracts are recorded at fair value with changes in value recorded in earnings. Prior to the adoption of FAS 150, these contracts were recorded in equity upon settlement.

The equity collars are a combination of written puts and purchased calls and involved 4.9 million shares of our common stock. The change in value in 3Q03 resulted in a $5.8 million gain and $18.8 million in 4Q03. In 4Q03, we settled these contracts by purchasing 4.9 million shares of our common stock at an average price of $34.95 per share.

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Wachovia 4Q03 Quarterly Earnings Report

Net Interest Income

(See Table on Page 5)

Net Interest Income Summary

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02

(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Average earning assets	$322,274	303,503	273,875	268,595	261,103	6%	23
Average interest-bearing liabilities	284,005	266,351	239,011	236,304	229,603	7	24

Interest income (Tax-equivalent)	4,016	3,776	3,759	3,785	3,942	6	2
Interest expense	1,074	1,059	1,156	1,184	1,387	1	(23)

Net interest income (Tax-equivalent)	$2,942	2,717	2,603	2,601	2,555	8%	15

Average rate earned	4.96%	4.95	5.50	5.68	6.01	—	—
Equivalent rate paid	1.32	1.38	1.69	1.78	2.11	—	—

Net interest margin	3.64%	3.57	3.81	3.90	3.90	—	—

Net interest income of $2.9 billion was up 8% vs. 3Q03, primarily due to growth in securities balances and deposits related to our new FDIC-insured money market sweep product. Additionally, we reclassified derivatives-related expense of $58 million in 4Q03 and $40 million in 3Q03 from net interest income to trading account profits.

Net interest margin increased 7 bps to 3.64%, reflecting improving spreads due to lower prepayments and funding benefits associated with our FDIC-insured money market sweep product. The derivatives expense reclassification increased 3Q03 net interest margin by 6 bps from the previously reported amount for that quarter.

In order to maintain our targeted interest rate risk profile, derivative positions are used to hedge the repricing risk inherent in balance sheet positions. The contribution of hedge-related derivatives, primarily on fixed rate debt, fixed rate consumer deposits and floating rate loans, offsets effects on income from balance sheet positions. In 4Q03, net hedge-related derivative income contributed 43 bps to the net interest margin vs. 46 bps in 3Q03.

Average securities rose $16.1 billion. $12.5 billion of the increase related to FDIC-insured money market sweep product investments. The remainder of the increase was driven by 4Q03 reinvestment of 3Q03 mortgage-backed securities prepayments. Average loans increased 1% or $1.6 billion. Average commercial loans were down $284 million vs. 3Q03, as approximately $1 billion in middle-market and small business loan growth was more than offset by a $305 million reduction in real estate loans and a $1 billion reduction in corporate loans. Average consumer loans were up 3%, or $1.9 billion. Linked-quarter average comparisons were affected by net residential loan purchases of $832 million in 4Q03 and $4.5 billion in 3Q03, partially offsetting run-off in our mortgage portfolio. Trading account assets rose $1.1 billion. Other earning assets were flat.

Average core deposits increased $8.4 billion vs. 3Q03, as low-cost core deposit growth of 6% outpaced run-off in higher-cost CDs. Core deposit growth would have been 2% excluding the $5.4 billion effect from the shift in FDIC-insured money market sweep balances. Average demand deposits, money market, interest checking and saving deposits grew a combined $9.8 billion, while average consumer time deposits decreased by $1.4 billion. Average foreign and other time deposits increased $3.5 billion due to advantageous overseas funding. Average short-term borrowings increased $7.2 billion in support of securities growth. We anticipate that these borrowings will be repaid with inflows of deposits related to the sweep product. Long-term debt declined 1%.

The following table provides additional detail on our consumer loan portfolio.

Average Consumer Loans—Total Corporation

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02

(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Mortgage	$23,898	22,069	20,343	20,842	15,263	8%	57
Home equity loans	24,342	24,255	23,623	22,939	22,321	—	9
Home equity lines	3,140	3,114	3,592	3,366	3,308	1	(5)
Student	8,502	7,962	7,710	7,492	6,792	7	25
Installment	3,069	3,428	3,631	3,779	3,952	(10)	(22)
Other consumer loans	6,021	6,254	6,372	6,507	6,579	(4)	(8)

Total consumer loans	$68,972	67,082	65,271	64,925	58,215	3%	18

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Wachovia 4Q03 Quarterly Earnings Report

The following table provides additional period-end balance sheet data.

Period-End Balance Sheet Data	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Commercial loans, net	$97,030	96,705	97,303	98,800	98,905	—%	(2)
Consumer loans, net	68,541	69,220	65,530	65,422	64,192	(1)	7

Loans, net	165,571	165,925	162,833	164,222	163,097	—	2

Goodwill and other intangible assets
Goodwill	11,149	11,094	10,907	10,869	10,880	—	2
Deposit base	757	863	977	1,097	1,225	(12)	(38)
Customer relationships	396	400	254	258	239	(1)	66
Tradename	90	90	90	90	90	—	—
Total assets	400,866	388,767	364,285	348,064	341,839	3	17
Core deposits	204,660	187,516	187,393	181,234	175,743	9	16
Total deposits	221,225	203,495	201,292	195,837	191,518	9	16
Stockholders' equity	$32,323	32,813	32,464	32,267	32,078	(1)%	1

Memoranda
Unrealized gains (Before income taxes)
Securities, net	$2,011	2,346	2,832	2,722	2,706
Risk management derivative financial instruments, net	1,395	2,041	2,090	2,048	2,129

Unrealized gains, net (Before income taxes)	$3,406	4,387	4,922	4,770	4,835

Fee and Other Income

(See Table on Page 6)

Fee and other income of $2.6 billion was flat vs. 3Q03, with improved capital markets-related revenue offset primarily by lower mortgage banking fees and securitization income as well as securities losses. Fees represented 47% of total revenue in 4Q03 vs. 49% in 3Q03.

Service charges decreased 1% from 3Q03 to $436 million. Growth in consumer DDA charges, aided by growth in no-fee checking account charges, was offset by lower commercial DDA service charges related to higher compensating balance levels.

Other banking fees declined 6% from 3Q03 to $241 million, primarily due to lower mortgage banking income and a decline in international trade finance income from a seasonally strong third quarter.

Commissions of $752 million were up 3% or $20 million from 3Q03 on strength in insurance commissions and continued growth in brokerage commissions.

Fiduciary and asset management fees grew 2% from 3Q03 to $667 million, primarily from increased fiduciary fees. Assets under management increased 3% to $248 billion; excluding the effect of the transfer of $7 billion in Evergreen money market fund balances to our FDIC-insured money market sweep product, growth would have been 6%. Mutual fund assets under management declined 4% to $109 billion, but increased 2% excluding the Evergreen money market transfer. (An additional $5 billion of Prudential money market mutual fund balances were also swept to the FDIC-insured money market sweep product which had no effect on Evergreen assets under management.)

Advisory, underwriting and other investment banking fees increased 7% to $231 million, as strength in M&A and loan syndications was partially offset by lower underwriting fees in high grade and high yield debt.

Trading account profits of $5 million were up $51 million from losses of $46 million in 3Q03. Improved results in equity-linked products and growth in fixed income trading accounts drove the improvement. The reclassification of derivatives-related expense from net interest income to trading decreased trading account profits by $58 million in 4Q03 and $40 million in 3Q03.

Principal investing recorded net losses of $13 million, a $12 million decline from 3Q03 net losses, primarily due to a reduction in fund losses.

Net securities losses were $24 million in 4Q03, including $60 million in impairment losses, vs. gains of $22 million in 3Q03, including $35 million in impairment losses.

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Wachovia 4Q03 Quarterly Earnings Report

Other income declined $55 million vs. 3Q03. 4Q03 mortgage sale and securitization income was $28 million vs. $64 million in 3Q03. Home equity sale and securitization income was $15 million in 4Q03 vs. $50 million in 3Q03. Net gains from market valuation adjustments on and sales of loans held for sale were $77 million in 4Q03 vs. $68 million in 3Q03. Gains associated with equity collars (settled this quarter) were $19 million in 4Q03 vs. $6 million in 3Q03. Affordable housing amortization expense increased seasonally to $39 million from $10 million in 3Q03.

Noninterest Expense

(See Table on Page 7)

Total noninterest expense increased 6% from 3Q03. Excluding the effect of merger-related and restructuring expenses and intangible amortization, expenses increased 7% vs. 3Q03 reflecting higher costs associated with business initiatives. (See pages 36 and 37 for more information.)

Salaries and employee benefits expense increased 2% or $43 million vs. 3Q03, reflecting $23 million in costs related to restructuring an employee benefit program due to a tax law change, as well as $13 million in non-merger severance expense. Occupancy expense increased $24 million and included $14 million related to the write-off of a lease on real estate. Equipment expense increased $21 million, primarily reflecting increased depreciation and expenses related to business initiatives. Advertising expense increased $18 million due to increased branding activities largely related to our retail brokerage operation. Professional and consulting fees increased $36 million, reflecting higher seasonal billings. Sundry expense increased $77 million, due to higher corporate contributions, travel expenses, loan costs, and legal costs.

Other intangible amortization was $120 million in 4Q03 vs. $127 million in 3Q03. Amortization of deposit base intangibles was $106 million and amortization of other intangibles was $14 million.

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Wachovia 4Q03 Quarterly Earnings Report

General Bank

This segment consists of the Retail and Small Business, and Commercial operations.

(See Table on Page 9)

Retail and Small Business

This sub-segment includes Retail Banking, Small Business Banking, Wachovia Mortgage, Wachovia Home Equity, Educaid and other retail businesses.

Retail and Small Business

Performance Summary

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Income statement data
Net interest income (Tax-equivalent)	$1,332	1,352	1,299	1,253	1,266	(1)%	5
Fee and other income	417	476	500	467	484	(12)	(14)
Intersegment revenue	19	21	20	20	18	(10)	6

Total revenue (Tax-equivalent)	1,768	1,849	1,819	1,740	1,768	(4)	—
Provision for loan losses	87	87	71	64	71	—	23
Noninterest expense	1,133	1,076	1,069	1,042	1,077	5	5
Income taxes (Tax-equivalent)	199	250	249	231	225	(20)	(12)

Segment earnings	$349	436	430	403	395	(20)%	(12)

Performance and other data
Economic profit	$289	368	354	322	315	(21)%	(8)
Risk adjusted return on capital (RAROC)	50.04%	60.02	58.40	55.06	52.51	—	—
Economic capital, average	$2,921	2,984	2,990	2,968	3,011	(2)	(3)
Cash overhead efficiency ratio (Tax-equivalent)	63.98%	58.20	58.80	59.90	60.86	—	—
Average loans, net	$66,192	64,448	62,689	61,077	56,561	3	17
Average core deposits	$124,491	123,708	122,256	119,375	118,769	1%	5

Net interest income declined modestly from 3Q03 as continued core deposit and consumer loan growth was offset by margin compression in the home equity portfolio. Average core deposits grew 1% reflecting continued strong low-cost core deposit growth of 3%, driven by strength in money market, DDA and interest checking, offset by a 5% decline in CDs. Average loans grew 3% vs. 3Q03 due to increased home equity line utilization as well as growth in student loans.

Fee and other income decreased 12% vs. 3Q03 on declines in mortgage-related fees. Mortgage-related fee and other income was down to $39 million, largely attributable to rising interest rates. Origination fees declined $25 million from 3Q03 on lower volume. 4Q03 mortgage results included $1 million in net gains on $3.4 billion in mortgage deliveries to agencies/private investors and $13 million in gains on flow servicing sales. 3Q03 mortgage results included $17 million in net gains on $5.8 billion in mortgage deliveries and $22 million in gains on flow servicing sales. Non-mortgage related fee and other income declined 2% as growth in service charges was more than offset by lower debit card interchange fees due to lower rates on higher volumes and lower ATM fees.

Noninterest expense increased 5% vs. 3Q03 on higher advertising and occupancy costs associated with branding and branch expansion as well as investments in branch technology.

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Wachovia 4Q03 Quarterly Earnings Report

General Bank—Retail and Small Business Loan Production

Retail and Small Business

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Loan production
Mortgage	$3,129	6,778	6,776	5,478	6,888	(54)%	(55)
Home equity	6,012	7,953	8,449	7,290	7,558	(24)	(20)
Student	541	660	351	895	909	(18)	(40)
Installment	102	135	174	194	182	(24)	(44)
Other retail and small business	1,446	1,511	1,578	1,448	1,351	(4)	7

Total loan production	$11,230	17,037	17,328	15,305	16,888	(34)%	(34)

Loan volume decreased 34% from 3Q03 to $11.2 billion with declines in all loan categories. Real estate secured products showed the largest reductions with mortgage originations down 54%, or $3.6 billion, and home equity production down 24%, or $1.9 billion.

Wachovia.com

Wachovia.com

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In thousands)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Online product and service enrollments
Retail	6,239	5,915	5,609	5,220	4,841	5%	29
Wholesale	361	340	328	299	270	6	34

Total online product and service enrollments	6,600	6,255	5,937	5,519	5,111	6	29
Enrollments per quarter	375	435	444	444	297	(14)	26

Dollar value of transactions (In billions)	$18.6	15.5	17.8	16.4	13.2	20%	41

The dollar value of online transactions increased 20% from 3Q03 due to growth in bill payment, online foreign exchange, Fed Funds products, and online funds transfer.

Wachovia’s Investor Relations site was rated the No. 1 domestic financial services industry website by the IR Web Report based on content transparency, content completeness, responsiveness and usability.

Wachovia contact center

Wachovia Contact Center Metrics

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Customer calls to
Person	9.1	9.5	9.7	9.5	8.8	(4)%	3
Voice response unit	33.4	32.6	31.9	34.3	33.5	2	—

Total calls	42.5	42.1	41.6	43.8	42.3	1	—

% of calls handled in 30 seconds or less (Target 70%)	71%	62	74	66	76	—%	—

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Wachovia 4Q03 Quarterly Earnings Report

Commercial

This sub-segment includes Business Banking, Middle-Market Commercial, Commercial Real Estate and Government Banking.

Commercial

Performance Summary

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Income statement data
Net interest income (Tax-equivalent)	$549	534	512	488	498	3%	10
Fee and other income	92	92	81	95	85	—	8
Intersegment revenue	32	27	25	23	24	19	33

Total revenue (Tax-equivalent)	673	653	618	606	607	3	11
Provision for loan losses	57	34	28	41	73	68	(22)
Noninterest expense	276	264	255	255	264	5	5
Income taxes (Tax-equivalent)	125	129	122	113	99	(3)	26

Segment earnings	$215	226	213	197	171	(5)%	26

Performance and other data
Economic profit	$135	127	109	107	96	6%	41
Risk adjusted return on capital (RAROC)	32.03%	29.90	27.38	27.64	25.42	—	—
Economic capital, average	$2,561	2,655	2,678	2,603	2,630	(4)	(3)
Cash overhead efficiency ratio (Tax-equivalent)	41.16%	40.41	41.26	41.99	43.57	—	—
Average loans, net	$49,757	49,778	50,252	49,721	49,519	—	—
Average core deposits	$33,486	31,390	28,910	26,121	25,483	7%	31

Net interest income increased 3% to $549 million from 3Q03. Core deposit growth of 7% reflected seasonally higher government deposits and increased deposit levels required to offset account maintenance fees. Average loans were flat from 3Q03, as increased demand from commercial and business banking borrowers was offset by declines in the commercial real estate portfolio. Excluding commercial real estate, average loans were up 3% from 3Q03.

Fee and other income remained flat with 3Q03 at $92 million as seasonally lower service charges were offset by other increases in fee income.

Provision expense increased $23 million, or 68%, driven largely by $12 million of provision related to loan sales out of the portfolio.

Noninterest expense increased 5% on higher advertising as well as other variable production-based costs.

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Wachovia 4Q03 Quarterly Earnings Report

Capital Management

This segment includes Asset Management and Retail Brokerage Services.

(See Table on Page 10)

Asset Management

This sub-segment consists of the mutual fund business, customized investment advisory services, and Corporate and Institutional Trust Services.

Asset Management

Performance Summary

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Income statement data
Net interest income (Tax-equivalent)	$10	9	7	5	7	11%	43
Fee and other income	258	247	236	224	233	4	11
Intersegment revenue	—	(1)	1	(1)	—	—	—

Total revenue (Tax-equivalent)	268	255	244	228	240	5	12
Provision for loan losses	—	—	—	—	—	—	—
Noninterest expense	219	201	192	178	180	9	22
Income taxes (Tax-equivalent)	18	20	19	18	21	(10)	(14)

Segment earnings	$31	34	33	32	39	(9)%	(21)

Performance and other data
Economic profit	$26	29	28	28	34	(10)%	(24)
Risk adjusted return on capital (RAROC)	63.08%	73.10	79.96	81.90	93.15	—	—
Economic capital, average	$197	186	163	158	165	6	19
Cash overhead efficiency ratio (Tax-equivalent)	81.64%	78.82	78.87	77.96	74.66	—	—
Average loans, net	$161	135	138	131	129	19	25
Average core deposits	$1,486	1,335	1,130	1,187	1,277	11%	16

Fee and other income increased 4% linked quarter and 11% over 4Q02 driven by a 2% increase in fiduciary and asset management fees on seasonal strength in Corporate and Institutional Trust. Mutual fund equity assets rose 14% on equity asset inflows and improving market conditions. Corporate advisory services revenue associated with the FDIC-insured sweep initiative and other balance sheet management advisory services was $9 million in 4Q03.

Noninterest expense increased 9% from 3Q03 levels largely due to increased performance-based incentives, systems development and sales-based costs.

Mutual Funds

	2003								2002		4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In billions)	Fourth Quarter		Third Quarter		Second Quarter		First Quarter		Fourth Quarter
	Amount	Mix	Amount	Mix	Amount	Mix	Amount	Mix	Amount	Mix
Assets under management
Money market	$56	51%	$63	55%	$65	57%	$69	61%	$72	64%	(11)%	(22)
Equity	24	22	21	19	20	17	18	16	18	16	14	33
Fixed income	29	27	30	26	30	26	26	23	23	20	(3)	26

Total mutual fund assets	$109	100%	$114	100%	$115	100%	$113	100%	$113	100%	(4)%	(3)

Total Assets Under Management

	2003								2002		4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In billions)	Fourth Quarter		Third Quarter		Second Quarter		First Quarter		Fourth Quarter
	Amount	Mix	Amount	Mix	Amount	Mix	Amount	Mix	Amount	Mix
Assets under management
Money market	$67	27%	$72	30%	$75	31%	$78	33%	$80	34%	(7)%	(16)
Equity	73	29	65	27	64	27	56	24	58	25	12	26
Fixed income	108	44	105	43	101	42	99	43	94	41	3	15

Total assets under management	$248	100%	$242	100%	$240	100%	$233	100%	$232	100%	3%	7

Equity assets under management increased on positive net sales and rising equity markets. Fixed income assets grew on increased net sales of institutional separate accounts. The decline in money market assets reflects the shift in customer assets into our FDIC-insured money market sweep product.

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Wachovia 4Q03 Quarterly Earnings Report

Retail Brokerage Services

This sub-segment includes Retail Brokerage and Insurance Services.

Retail Brokerage Services

Performance Summary

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Income statement data
Net interest income (Tax-equivalent)	$84	70	30	33	31	20%	—
Fee and other income	1,061	1,050	572	521	525	1	—
Intersegment revenue	(16)	(15)	(16)	(18)	(18)	(7)	11

Total revenue (Tax-equivalent)	1,129	1,105	586	536	538	2	—
Provision for loan losses	—	—	—	—	—	—	—
Noninterest expense	973	952	481	458	453	2	—
Income taxes (Tax-equivalent)	54	57	39	28	32	(5)	69

Segment earnings	$102	96	66	50	53	6%	92

Performance and other data
Economic profit	$70	65	51	36	39	8%	79
Risk adjusted return on capital (RAROC)	36.26%	33.75	48.60	38.89	42.23	—	—
Economic capital, average	$1,101	1,126	550	523	505	(2)	—
Cash overhead efficiency ratio (Tax-equivalent)	85.98%	86.33	82.15	85.28	84.24	—	—
Average loans, net	$1	—	2	3	2	—	(50)
Average core deposits	$5,629	419	208	180	210	—%	—

Beginning in 3Q03, the Retail Brokerage Services sub-segment results shown in the above table include 100% of the results of the Wachovia Securities retail brokerage transaction described below. This transaction closed on July 1, 2003. The Retail Brokerage Services sub-segment results reported in the above table also includes our Insurance Services sub-segment, as well as additional corporate allocations that are not included in the Wachovia Securities retail brokerage results.

Net interest income increased 20% to $84 million from $70 million in 3Q03 driven by deposit growth of an average $5.4 billion associated with the movement of money market balances to the FDIC-insured money market sweep product, as well as growth in margin loans. Period-end deposits increased $12 billion due to this product.

Fee and other income increased $11 million, or 1% linked quarter, as growth in revenues from equity products was partially offset by a decline in fixed income product revenues.

Noninterest expense rose 2% driven by higher production-based costs and higher brand advertising costs.

Broker client assets increased 6% to $603 billion driven by strong improvement in the equity markets.

Wachovia Securities Retail Brokerage Transaction

(Included in the Retail Brokerage Segment Results Shown Above)

The Wachovia Securities retail brokerage operation is the combination of Wachovia’s and Prudential Financial’s retail brokerage operations. This transaction was consummated on July 1, 2003. The newly-created entity is a consolidated subsidiary of Wachovia Corporation for GAAP purposes and its results are included in the Retail Brokerage segment reported above beginning with the third quarter of 2003.

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Wachovia 4Q03 Quarterly Earnings Report

Wachovia Corporation owns 62% of Wachovia Securities retail brokerage and Prudential Financial, Inc. owns 38%. Prudential Financial’s minority interest is included in minority interest reported in the Parent (see page 33) and in Wachovia Corporation’s consolidated statements of income on a GAAP basis, which differs from our segment reporting as noted on pages 3 and 18. The following results are reported in a manner consistent with our segment reporting.

Wachovia Securities Financial Holdings, LLC

	2003
(In millions)	Fourth Quarter	Third Quarter

Income statement data
Net interest income (Tax-equivalent)	$83	68
Fee and other income	1,009	1,008
Intersegment revenue	(14)	(15)

Total revenue (Tax-equivalent)	1,078	1,061
Provision for loan losses	—	—
Noninterest expense	915	910
Income taxes (Tax-equivalent)	60	55

Segment earnings (Before minority interest)	$103	96

For the three months ended December 31, 2003, Prudential Financial’s pre-tax minority interest on a GAAP basis was $43 million.

Capital Management Eliminations

In addition to the above sub-segments, Capital Management results include eliminations among business units. Certain brokerage commissions earned on mutual fund sales by our brokerage sales force are eliminated and deferred in the consolidation of Capital Management reported results. In 4Q03, brokerage revenue and expense eliminations were $5 million and $12 million, respectively, and had no material effect on this segment’s earnings.

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Wachovia 4Q03 Quarterly Earnings Report

Wealth Management

This segment includes Private Banking, Personal Trust, Investment Advisory Services, Charitable Services, Financial Planning and Insurance Brokerage (property and casualty, and high net worth life).

Wealth Management

Performance Summary

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Income statement data
Net interest income (Tax-equivalent)	$116	114	107	103	103	2%	13
Fee and other income	138	132	133	133	135	5	2
Intersegment revenue	1	1	2	1	1	—	—

Total revenue (Tax-equivalent)	255	247	242	237	239	3	7
Provision for loan losses	1	2	5	4	6	(50)	(83)
Noninterest expense	184	180	175	170	172	2	7
Income taxes (Tax-equivalent)	25	23	24	23	22	9	14

Segment earnings	$45	42	38	40	39	7%	15

Performance and other data
Economic profit	$28	27	25	28	27	4%	4
Risk adjusted return on capital (RAROC)	39.17%	37.10	37.18	40.73	39.82	—	—
Economic capital, average	$403	402	391	376	375	—	7
Cash overhead efficiency ratio (Tax-equivalent)	72.21%	72.45	72.80	71.62	71.62	—	—
Lending commitments	$4,012	3,843	3,678	3,343	3,288	4	22
Average loans, net	10,033	9,824	9,672	9,422	9,029	2	11
Average core deposits	$11,320	11,083	10,817	10,662	10,339	2	9
FTE employees	3,815	3,839	3,921	3,881	3,726	(1)%	2

Net interest income increased 2% from 3Q03 to $116 million. Average loans grew 2%, driven by growth in consumer lending. Core deposits increased 2% driven by higher checking and money market balances.

Fee and other income increased 5% from 3Q03 on higher trust and investment management fees, the result of equity market improvements, as well as increased insurance commissions.

Noninterest expense was up 2% driven by increases in personnel expenses and legal settlement costs.

Wealth Management Key Metrics(a)

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Assets under management (b)	$64,800	61,700	61,900	59,800	61,100	5%	6
Assets under care	$29,100	26,300	27,000	26,000	28,600	11	2

Client relationships (Actual)	85,264	82,300	78,825	77,650	77,200	4	10
Wealth Management advisors (Actual)	960	993	1,027	1,068	1,056	(3)%	(9)

(a)	Historical periods restated to reflect subsequent consolidations of client accounts of both legacy companies, as well as transfers of assets to other business units.

Future restatements may occur as relationships are moved to channels that best meet client needs.

(b)	These assets are managed by and reported in Capital Management.

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Wachovia 4Q03 Quarterly Earnings Report

Corporate and Investment Bank

This segment includes Corporate Lending, Investment Banking, Global Treasury and Trade Finance, and Principal Investing.

(See Table on Page 12)

Corporate Lending

This sub-segment includes Large Corporate Lending, Loan Syndications and Leasing.

Corporate Lending

Performance Summary

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Income statement data
Net interest income (Tax-equivalent)	$293	300	300	310	338	(2)%	(13)
Fee and other income	201	189	134	155	107	6	88
Intersegment revenue	3	4	3	4	3	(25)	—

Total revenue (Tax-equivalent)	497	493	437	469	448	1	11
Provision for loan losses	36	10	95	112	160	—	(78)
Noninterest expense	129	128	129	121	112	1	15
Income taxes (Tax-equivalent)	125	133	80	90	66	(6)	89

Segment earnings	$207	222	133	146	110	(7)%	88

Performance and other data
Economic profit	$119	104	50	54	32	14%	—
Risk adjusted return on capital (RAROC)	26.87%	23.64	16.30	16.31	13.87	—	—
Economic capital, average	$2,982	3,263	3,732	4,159	4,423	(9)	(33)
Cash overhead efficiency ratio (Tax-equivalent)	25.90%	26.09	29.35	25.94	24.89	—	—
Average loans, net	$25,293	26,314	29,100	30,686	33,113	(4)	(24)
Average core deposits	$866	1,347	1,249	1,301	1,410	(36)%	(39)

Net interest income declined $7 million, or 2%, on lower loan outstandings in the large corporate portfolio. Average loans outstanding declined $1.0 billion, or 4%, on the continued reduction in credit facility usage, cancellations/reduction of loan facilities by large borrowers, $158 million in loan sales directly out of the portfolio and the 3Q03 quarter-end transfer of $46 million in loans to loans held for sale. Average core deposits declined 36% driven by the reduction in balances of one large corporate customer.

Fee and other income increased $12 million, or 6%, driven by strong loan syndication and asset-based origination revenue. There were $5 million in securities gains in 4Q03 versus none in 3Q03. Gains on loans held for sale were $65 million in 4Q03 versus $72 million in 3Q03. Unused commitments fees declined in the quarter consistent with declining loan exposures and outstandings.

Provision expense was $36 million in 4Q03 vs. $10 million in 3Q03. 4Q03 included $9 million of provision expense relating to $100 million of exposure transferred to held for sale and $320 million in commercial loan exposure sold directly out of the portfolio, compared with $6 million of provision in 3Q03 relating to transfers of $73 million of loan exposure. Provision expense excluding the transfers and sales was $27 million in 4Q03 compared with $4 million in 3Q03. 4Q03 included $22 million of recoveries vs. $45 million in 3Q03.

Noninterest expense increased 1% to $129 million.

Economic capital declined 9%, or $281 million, primarily due to the continued decline in loan exposures and continued improvement in credit quality.

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Wachovia 4Q03 Quarterly Earnings Report

Investment Banking

This sub-segment includes Equity Capital Markets, M&A, Equity-Linked Products and the activities of our Fixed Income Division including Interest Rate Products, Credit Products, Structured Products and Non-Dollar Products.

Investment Banking

Performance Summary

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Income statement data
Net interest income (Tax-equivalent)	$217	191	196	198	197	14%	10
Fee and other income	258	198	305	259	176	30	47
Intersegment revenue	(12)	(9)	(9)	(7)	(9)	(33)	(33)

Total revenue (Tax-equivalent)	463	380	492	450	364	22	27
Provision for loan losses	(1)	—	3	—	(1)	—	—
Noninterest expense	327	263	252	255	246	24	33
Income taxes (Tax-equivalent)	50	43	87	70	43	16	16

Segment earnings	$87	74	150	125	76	18%	14

Performance and other data
Economic profit	$53	49	121	96	48	8%	10
Risk adjusted return on capital (RAROC)	28.26%	28.46	52.40	46.03	28.72	—	—
Economic capital, average	$1,199	1,120	1,172	1,112	1,062	7	13
Cash overhead efficiency ratio (Tax-equivalent)	70.86%	69.06	51.19	56.61	67.59	—	—
Average loans, net	$1,809	1,789	1,805	1,907	1,868	1	(3)
Average core deposits	$4,693	4,828	4,340	3,779	3,173	(3)%	48

Net interest income increased 14%, or $26 million, as higher trading assets and lower dividend expense more than offset a 3% decline in core deposits driven by lower escrow deposits in Structured Products residential mortgage servicing.

Fee and other income increased $60 million, or 30%, to $258 million. 4Q03 results were driven by record M&A results, strong asset-backed originations and improved real estate capital markets results. A $51 million improvement in trading results was driven by improvement from 3Q03 losses in convertible securities. These increases were partially offset by $27 million of security losses, which included a $17 million loss in Structured Products relating to a credit downgrade on one security in our commercial paper conduit.

Noninterest expense increased 24% on a non-recurring cost of $14 million associated with a write-off of a lease on real estate, higher production-based incentives and transaction-related expenses.

Investment Banking

Net Trading Revenue

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Net interest income (Tax-equivalent)	$129	107	122	131	118	21%	9
Trading account profits (losses)	21	(30)	67	94	(45)	—	—
Other fee income	67	66	58	52	67	2	—

Total net trading revenue (Tax-equivalent)	$217	143	247	277	140	52%	55

Investment Banking net trading revenue was $217 million for the quarter, an increase of $74 million. The higher trading results were driven by improved convertible securities and loan trading.

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Wachovia 4Q03 Quarterly Earnings Report

Global Treasury and Trade Finance

This sub-segment includes Treasury Services and International Correspondent Banking and Trade Finance.

Global Treasury and Trade Finance

Performance Summary

	2003				2002	4 Q 03 vs 3 Q 03	4 Q 03 vs 4 Q 02
(In millions)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Income statement data
Net interest income (Tax-equivalent)	$89	84	76	79	83	6%	7
Fee and other income	175	179	175	178	170	(2)	3
Intersegment revenue	(27)	(26)	(23)	(23)	(19)	(4)	(42)

Total revenue (Tax-equivalent)	237	237	228	234	234	—	1
Provision for loan losses	—	—	(3)	(3)	2	—	—
Noninterest expense	180	173	174	174	172	4	5
Income taxes (Tax-equivalent)	20	24	21	23	22	(17)	(9)

Segment earnings	$37	40	36	40	38	(8)%	(3)

Performance and other data
Economic profit	$29	32	25	30	32	(9)%	(9)
Risk adjusted return on capital (RAROC)	60.57%	63.14	52.87	60.20	66.16	—	—
Economic capital, average	$232	239	244	247	229	(3)	1
Cash overhead efficiency ratio (Tax-equivalent)	75.49%	73.47	76.49	74.15	73.27	—	—
Average loans, net	$4,047	4,042	3,703	3,507	3,687	—	10
Average core deposits	$10,926	10,297	9,226	9,040	8,908	6%	23

Net interest income increased 6% largely due to deposit balance growth in both Treasury Services and International Correspondent Banking.

Fee and other income declined 2% from a seasonally strong 3Q03 relating to holiday shipments in International Trade Finance and the continued run-off of lower margin accounts in Treasury Services.

Noninterest expense increased 4% on higher personnel expense.

The Treasury Services business is managed in the Corporate and Investment Bank. Product revenues and earnings are also realized in other business lines within the company, including the General Bank and Wealth Management. Total treasury services product revenues for the company were $552 million in 4Q03 vs. $535 million in 3Q03.

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Wachovia 4Q03 Quarterly Earnings Report

Principal Investing

This sub-segment includes the public equity, private equity, and mezzanine portfolios and fund investment activities.

Principal Investing

Performance Summary

	2003				2002	4 Q 03	4 Q 03
	Fourth	Third	Second	First	Fourth	vs	vs
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter	3 Q 03	4 Q 02
Income statement data
Net interest income (Tax-equivalent)	$(1)	3	—	1	(2)	—%	50
Fee and other income	(12)	(25)	(57)	(44)	(105)	52	89
Intersegment revenue	—	—	—	—	—	—	—

Total revenue (Tax-equivalent)	(13)	(22)	(57)	(43)	(107)	41	88
Provision for loan losses	—	—	—	1	—	—	—
Noninterest expense	12	14	11	6	7	(14)	(71)
Income taxes (Tax-equivalent)	(8)	(14)	(25)	(18)	(40)	(43)	80

Segment loss	$(17)	(22)	(43)	(32)	(74)	23%	77

Performance and other data
Economic profit	$(40)	(45)	(68)	(54)	(98)	(11)%	(59)
Risk adjusted return on capital (RAROC)	(7.90)%	(10.91)	(19.48)	(14.96)	(32.77)	—	—
Economic capital, average	$830	815	891	849	888	2	(7)
Cash overhead efficiency ratio (Tax-equivalent)	n/m %	n/m	n/m	n/m	n/m	—	—
Average loans, net	$—	—	—	4	5	—	—
Average core deposits	$—	—	—	—	—	—%	—

Principal investing net losses in 4Q03 were $12 million vs. $25 million in 3Q03. These results reflect $52 million of gross gains and $64 million in gross losses during the quarter. Net losses were attributable to direct equity losses of $3 million and fund investment losses of $9 million.

The carrying value of the principal investing portfolio at the end of 4Q03 was $1.7 billion compared with $1.8 billion in 3Q03. The portfolio at the end of 4Q03 was invested as follows: 53% direct investments (37% direct equity, 16% mezzanine) and 47% fund investments.

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Wachovia 4Q03 Quarterly Earnings Report

Parent

This sub-segment includes the central money book, investment portfolio, some consumer real estate and mortgage assets, minority interest in consolidated subsidiaries, businesses being wound down or divested, and other intangibles amortization.

Parent

Performance Summary

	2003				2002	4 Q 03	4 Q 03
	Fourth	Third	Second	First	Fourth	vs	vs
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter	3 Q 03	4 Q 02
Income statement data
Net interest income (Tax-equivalent)	$252	60	75	130	33	—%	—
Fee and other income	8	70	74	77	149	(89)	(95)
Intersegment revenue	1	(1)	(2)	1	—	—	—

Total revenue (Tax-equivalent)	261	129	147	208	182	—	43
Provision for loan losses	(94)	(52)	(4)	5	(3)	81	—
Noninterest expense	197	167	165	182	220	18	(10)
Minority interest	78	71	16	9	5	10	—
Income taxes (Tax-equivalent)	(36)	(77)	(64)	(53)	(177)	(53)	(80)

Segment earnings	$116	20	34	65	137	—%	(15)

Performance and other data
Economic profit	$65	3	41	88	149	—%	(56)
Risk adjusted return on capital (RAROC)	23.57%	11.71	17.71	25.94	37.05	—	—
Economic capital, average	$2,079	2,071	2,438	2,387	2,277	—	(9)
Cash overhead efficiency ratio (Tax-equivalent)	29.35%	31.57	22.49	20.33	41.33	—	—
Lending commitments	$482	492	524	586	611	(2)	(21)
Average loans, net	2,307	1,664	374	1,506	(634)	39	—
Average core deposits	$1,212	1,308	1,281	1,343	1,169	(7)	4
FTE employees	23,871	24,044	23,725	23,952	23,664	(1)%	1

Net interest income increased $192 million vs. 3Q03 due primarily to an average $12.5 billion growth in securities balances related to growth in our new FDIC-insured money market sweep product. Average loans increased $643 million, primarily driven by lower securitization activity.

Fee and other income decreased $62 million vs. 3Q03. Affordable housing write-downs in the Corporate and Investment Bank are recorded in fee and other income net of the related tax benefit. This treatment is eliminated in the Parent for consolidated reporting purposes. Due to normal seasonality, this elimination reduced Parent fee and other income by $82 million in 4Q03 compared with $32 million in 3Q03. Mortgage and home equity sale and securitization income of $29 million compared with $74 million in 3Q03. Securities gains were $4 million vs. $13 million in 3Q03. These decreases were offset by an improvement in trading results, from $24 million in 3Q03 to $19 million in 4Q03, as well as a reduction in FAS 91 deferred income due to lower production volume (Wachovia Mortgage Corp. origination income is deferred in the Parent).

Noninterest expense increased $30 million from 3Q03, primarily due to $23 million in costs related to restructuring an employee benefit program due to a tax law change.

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Wachovia 4Q03 Quarterly Earnings Report

Asset Quality

(See Table on Page 13)

Net charge-offs in the loan portfolio increased 18% to $156 million, increasing the net charge-off ratio to 0.39% of average net loans from 0.33% in 3Q03. Gross charge-offs of $215 million were offset by $59 million in recoveries.

Provision for loan losses totaled $86 million. Provision was $5 million or 6% higher than 3Q03. Provision for loans transferred to held for sale or sold was $24 million. This amount related to the transfer to held for sale of $100 million of higher risk large corporate exposure ($89 million outstanding) as well as the sale of commercial and consumer loans directly out of the loan portfolio.

Allowance for loan losses of $2.5 billion, or 1.51% of net loans, declined by $127 million from 3Q03. The reduction was related to $57 million in total allowance associated with the commercial and consumer loans that were transferred to held for sale or sold as well as lower provisioning.

The allowance to nonperforming loans ratio increased to 242% from 189% in 3Q03, and the allowance to nonperforming assets ratio (excluding NPAs in loans held for sale) increased to 219% versus the prior quarter’s 175%.

Nonperforming Loans

(See Table on Page 14)

Nonperforming loans in the loan portfolio decreased $356 million on a linked-quarter basis and totaled $1.0 billion. Total nonperforming assets including loans held for sale decreased 26% to $1.2 billion.

New inflows to the commercial nonaccrual portfolio decreased 52% to $122 million vs. the prior quarter’s $252 million. Payments and other resolutions reduced nonperforming commercial loan balances by $236 million, or 21% of beginning 4Q03 nonperforming commercial loan balances. In the quarter, $101 million in nonperforming commercial loans were sold directly out of the loan portfolio and $5 million of nonperforming loans were transferred to other real estate owned.

Loans Held For Sale

(See Table on Page 15)

Core Business Activity

In 4Q03, a net $8.3 billion of loans were originated or purchased for sale representing core business activity. We sold or securitized a total of $4.5 billion of loans out of the loans held for sale portfolio. More than 99% of the loans sold were performing. $27 million of loans were transferred back to the loan portfolio during the quarter.

Portfolio Management Activity

During the quarter, we transferred $100 million of higher risk corporate exposure to held for sale, including $89 million of outstandings and $11 million of additional exposure. All of the exposure transferred was performing. This portfolio was marked to a carrying value of 92% of par after giving effect to losses previously booked. We also transferred $15 million of consumer loans to held for sale, all of which was nonperforming.

As of 4Q03, 96% of the $4.2 billion of the large corporate exposure moved to held for sale since 3Q01 has been sold or paid down.

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Wachovia 4Q03 Quarterly Earnings Report

The following table provides additional information related to the direct loan sale and securitization activity and the types of loans transferred to loans held for sale.

Fourth Quarter 2003 Loans Securitized or Sold or Transferred to Held for Sale Out of Loan Portfolio

	Balance			Direct Allowance Reduction	Provision to Adjust Value	Inflow as Loans Held For Sale
	Non-					Non-
(In millions)	performing	Performing	Total			performing	Performing	Total
Commercial loans	$101	320	421	23	16	—	—	—
Consumer loans	27	—	27	1	—	—	—	—

Loans securitized/sold out of loan portfolio	128	320	448	24	16	—	—	—

Commercial loans	—	89	89	5	5	—	79	79
Consumer loans	15	—	15	4	3	8	—	8

Loans transferred to held for sale	15	89	104	9	8	8	79	87

Total	$143	409	552	33	24	8	79	87

We sold or transferred to held for sale a total of $552 million of loans out of the loan portfolio. These loans included $42 million of consumer loans and $510 million of commercial loans. $409 million of these non-flow loan sales/transfers were performing and $143 million were nonperforming.

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Wachovia 4Q03 Quarterly Earnings Report

Merger Integration Update

Estimated Merger Expenses

In connection with the Wachovia Securities retail brokerage transaction, which closed on July 1, 2003, we began recording certain merger-related and restructuring expenses in 3Q03. These expenses are reflected in our income statement. In addition, we recorded purchase accounting adjustments to reflect Prudential Financial’s contributed assets and liabilities at their respective fair values as of July 1, 2003, and to reflect certain exit costs related to Prudential’s contributed businesses, which has the effect of increasing goodwill. These purchase accounting adjustments are preliminary and subject to refinement.

In connection with the First Union/Wachovia merger, we have also been recording certain merger-related and restructuring expenses reflected in our income statement, as well as purchase accounting adjustments relating to recording the former Wachovia’s assets and liabilities at their respective fair values as of September 1, 2001, and certain exit costs relating to the former Wachovia’s businesses. For the 12-month period following the merger consummation, these exits costs were recorded as purchase accounting adjustments, and accordingly, had the effect of increasing goodwill. In accordance with GAAP, as of 4Q02, we began recording former Wachovia exit costs as merger-related and restructuring expenses in our income statement and the fair value purchase accounting adjustments were final as of September 1, 2002.

The following table indicates our progress compared with the estimated merger expenses for each of the respective transactions.

Wachovia Securities Retail Brokerage Transaction

(In millions)	Net Merger- Related/ Restructuring Expenses	Exit Cost Purchase Accounting Adjustments (a)	Total
Total estimated expenses	$444	684	1,128

Actual expenses
Third quarter 2003	43	93	136
Fourth quarter 2003	42	25	67

Total actual expenses	$85	118	203

(a)	These adjustments represent incremental expenses related to combining the two companies and are specifically attributable to Prudential's contributed business.

Examples include employee termination costs, employee relocation costs, contract cancellations including leases and closing redundant Prudential contributed facilities.

These adjustments are reflected in goodwill and are not charges against income. Depending on the timing of integration actions, certain items projected to be recorded as exit cost purchase accounting adjustments may be recorded as net merger-related and restructuring expenses.

First Union/Wachovia Merger

(In millions)	Net Merger- Related/ Restructuring Expenses	Exit Cost Purchase Accounting Adjustments (a)	Total
Total estimated expenses	$1,164	251	1,415

Actual expenses
2001	$178	141	319
2002	386	110	496
First quarter 2003	70	—	70
Second quarter 2003	96	—	96
Third quarter 2003	105	—	105
Fourth quarter 2003	93	—	93

Total actual expenses	$928	251	1,179

(a)	These adjustments represent incremental expenses related to combining the two companies and are specifically attributable to the former Wachovia. Examples include employee termination costs, employee relocation costs, contract cancellations including leases and closing redundant former Wachovia facilities. These adjustments are reflected in goodwill and are not charges against income.

The total one-time costs for each of these transactions are the sum of total merger-related and restructuring expenses as reported in the following Merger-Related and Restructuring Expenses table and Total exit-cost purchase accounting adjustments (one-time costs) as detailed in the Goodwill and Other Intangibles tables on the following pages for each of the respective transactions.

During the quarter, we recorded one-time expenses of $67 million relating to the Wachovia Securities retail brokerage transaction for a cumulative total of $203 million. We also recorded $93 million in the quarter relating to the First Union/Wachovia merger for a cumulative total for that merger of $1.2 billion.

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Wachovia 4Q03 Quarterly Earnings Report

Merger-Related And Restructuring Expenses

Merger-Related and Restructuring Expenses

(Income Statement Impact)

	2003				2002
	Fourth	Third	Second	First	Fourth
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Wachovia Securities retail brokerage transaction merger-related and restructuring expenses
Personnel and employee termination benefits	$16	13	—	—	—
Occupancy and equipment	2	1	—	—	—
Contract cancellations and system conversions	19	12	—	—	—
Other	5	17	—	—	—

Total Wachovia Securities retail brokerage transaction merger-related and restructuring expenses	42	43	—	—	—

First Union/Wachovia merger-related and restructuring expenses
Personnel and employee termination benefits	30	2	10	3	31
Occupancy and equipment	6	27	29	17	33
Contract cancellations and system conversions	27	44	36	28	46
Advertising	25	18	15	10	20
Other	5	14	6	12	15

Total First Union/Wachovia merger-related and restructuring expenses	93	105	96	70	145

Other merger-related and restructuring expenses (reversals), net	—	—	—	(6)	—

Net merger-related and restructuring expenses	135	148	96	64	145

Prudential Financial's 38 percent of shared Wachovia/Prudential Financial retail brokerage merger-related and restructuring expenses (minority interest)	(15)	(16)	—	—	—
Income taxes (benefits)	(45)	(49)	(36)	(24)	(53)

After-tax net merger-related and restructuring expenses	$75	83	60	40	92

In the quarter, we recorded $27 million in net merger-related and restructuring expenses related to the Wachovia Securities retail brokerage transaction after giving effect to Prudential Financial’s share of these expenses of $15 million. The majority of these expenses related to personnel and employee termination benefits, as well as contract cancellation and system conversions costs. We also recorded $93 million of expenses relating to the First Union/Wachovia merger. Personnel and employee termination benefits, contract cancellations and system conversions, and advertising were the largest categories.

Goodwill and Other Intangibles

Under purchase accounting, the assets and liabilities contributed by Prudential Financial to the Wachovia Securities retail brokerage transaction and the assets and liabilities of the former Wachovia are recorded at their respective fair values as of July 1, 2003, and September 1, 2001, respectively, as if they had been individually purchased in the open market. The premiums and discounts that resulted from the purchase accounting adjustments to financial instruments are accreted/amortized into income/expense over the estimated term of the respective assets and liabilities, similar to the purchase of a bond at a premium or discount. This results in a market yield in the income statement for those assets and liabilities. Assuming a stable market environment from the date of purchase, we would expect that as these assets and liabilities mature, they could generally be replaced with instruments of similar yields.

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Wachovia 4Q03 Quarterly Earnings Report

The fair value purchase accounting adjustments relating to the Wachovia Securities retail brokerage transaction are preliminary estimates and are subject to further refinement for up to one year from July 1, 2003.

Preliminary Goodwill and Other Intangibles Created

by the Wachovia Securities Retail Brokerage Transaction

	2003
	Fourth	Third
(In millions)	Quarter	Quarter
Contributed value less book value of net assets contributed by Prudential Financial, Inc. as of July 1, 2003 (a)	$118	140

Fair value purchase accounting adjustments (b)
Premises and equipment	136	136
Other	33	6
Income taxes	(67)	(56)

Total fair value purchase accounting adjustments	102	86

Exit cost purchase accounting adjustments (c)
Personnel and employee termination benefits	22	—
Occupancy and equipment	77	76
Other	19	17

Total pre-tax exit costs	118	93
Income taxes	(42)	(32)

Total after-tax exit cost purchase accounting adjustments (One-time costs)	76	61

Total purchase intangibles	296	287
Customer relationships intangibles (Net of income taxes)	91	91

Preliminary goodwill	$205	196

(a)	Based on preliminary valuation of net assets contributed.

(b)	These adjustments represent fair value adjustments in compliance with business combination accounting standards and adjust assets and liabilities contributed by Prudential Financial to their fair values as of July 1, 2003.

(c)	These adjustments represent incremental expenses relating to combining the two companies and are specifically attributable to those businesses contributed by Prudential Financial.

In 4Q03, we recorded certain refinements to our initial estimates of the fair value of the business contributed by Prudential Financial, the fair value of the assets and liabilities acquired and exit cost purchase accounting adjustments. These adjustments resulted in a net increase to goodwill of $9 million. As of December 31, 2003, the goodwill attributable to this transaction totaled $205 million.

Goodwill and Other Intangibles Created

by the First Union/Wachovia Merger—Final

(In millions)
Purchase price less former Wachovia ending tangible stockholders’ equity as of September 1, 2001	$7,466

Fair value purchase accounting adjustments (a)
Financial assets	836
Premises and equipment	167
Employee benefit plans	276
Financial liabilities	(13)
Other, including income taxes	(154)

Total fair value purchase accounting adjustments	1,112

Exit cost purchase accounting adjustments (b)
Personnel and employee termination benefits	152
Occupancy and equipment	85
Gain on regulatory-mandated branch sales	(47)
Contract cancellations	8
Other	53

Total pre-tax exit costs	251
Income taxes	(73)

Total after-tax exit cost purchase accounting adjustments (One-time costs)	178

Total purchase intangibles	8,756
Deposit base intangible (Net of income taxes)	1,194
Other identifiable intangibles (Net of income taxes)	209

Goodwill as of December 31, 2003	$7,353

(a)	These adjustments represent fair value adjustments in compliance with business combination accounting standards and adjust assets and liabilities of the former Wachovia to their fair values as of September 1, 2001.
(b)	These adjustments represent incremental expenses relating to combining the two companies and are specifically attributable to the former Wachovia.

The fair value purchase accounting adjustments relating to the former Wachovia were final as of September 1, 2002, one year after the close of the merger.

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Wachovia 4Q03 Quarterly Earnings Report

Explanation of Our Use of Certain Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this quarterly earnings report includes certain non-GAAP financial measures, including those presented on pages 2 and 4 under the captions “Earnings Reconciliation”, “Other Financial Measures — Earnings excluding merger-related and restructuring expenses and cumulative effect of a change in accounting principle” and “—Earnings excluding merger-related and restructuring expenses, other intangible amortization and cumulative effect of a change in accounting principle”, and which are reconciled to GAAP financial measures on pages 40-42. In addition, in this quarterly earnings report certain designated net interest income amounts are presented on a tax-equivalent basis, including the calculation of the overhead efficiency ratio.

Wachovia believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons with the performance of others in the financial services industry. Specifically, Wachovia believes that the exclusion of merger-related and restructuring expenses and the cumulative effect of a change in accounting principle permits evaluation and a comparison of results for on-going business operations, and it is on this basis that Wachovia’s management internally assesses the company’s performance. Those non-operating items are excluded from Wachovia’s segment measures used internally to evaluate segment performance in accordance with GAAP because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments. In addition, because of the significant amount of deposit base intangible amortization, Wachovia believes that the exclusion of this expense provides investors with consistent and meaningful comparisons to other financial services firms. Also, Wachovia’s management makes recommendations to its board of directors about dividend payments based on reported earnings excluding merger-related and restructuring expenses, other intangible amortization and the cumulative effect of a change in accounting principle (cash earnings), and has communicated certain cash dividend payout ratio goals to investors. Management believes that the cash dividend payout ratio is useful to investors because it provides investors with a better understanding of and permits investors to monitor Wachovia’s dividend payout policy. Wachovia also believes that the presentation of net interest income on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry standards. In addition, since Wachovia operates one of the largest retail brokerage businesses in our industry, we have presented an overhead efficiency ratio excluding these brokerage services, which management believes is useful to investors in comparing the performance of our banking business with other banking companies.

Although Wachovia believes the above non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

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Wachovia 4Q03 Quarterly Earnings Report

Reconciliation Of Certain Non-GAAP Financial Measures

Reconciliation of Certain Non-GAAP Financial Measures

		2003				2002
		Fourth	Third	Second	First	Fourth
(Dollars in millions, except per share data)	*	Quarter	Quarter	Quarter	Quarter	Quarter
Net Income
Net income (GAAP)	A	$1,100	1,105	1,032	1,027	895
After tax change in accounting principle (GAAP)		—	(17)	—	—	—

Income before change in accounting principle (GAAP)		1,100	1,088	1,032	1,027	895
After tax merger-related and restructuring expenses (GAAP)		75	83	60	40	92

Income before change in accounting principle, excluding merger-related and restructuring expenses	B	1,175	1,171	1,092	1,067	987
After tax other intangible amortization (GAAP)		74	79	81	88	83

Income before change in accounting principle, excluding after tax merger-related and restructuring expenses, and other intangible amortization (Cash basis)	C	$1,249	1,250	1,173	1,155	1,070

Net income available to common stockholders
Net income available to common stockholders (GAAP)	D	$1,100	1,105	1,031	1,023	891
After tax merger-related and restructuring expenses (GAAP)		75	83	60	40	92
After tax change in accounting principle (GAAP)		—	(17)	—	—	—

Net income available to common stockholders, excluding merger-related and restructuring expenses	E	1,175	1,171	1,091	1,063	983
After tax other intangible amortization (GAAP)		74	79	81	88	83

Net income available to common stockholders, excluding after tax merger-related and restructuring expenses, and other intangible amortization (Cash basis)	F	$1,249	1,250	1,172	1,151	1,066

Return on average assets
Average assets (GAAP)	G	$388,812	376,706	341,718	337,281	329,960
Average intangible assets (GAAP)		(12,380)	(12,250)	(12,250)	(12,386)	(12,478)

Average tangible assets (GAAP)	H	$376,432	364,456	329,468	324,895	317,482

Average assets (GAAP)		$388,812	376,706	341,718	337,281	329,960
Merger-related and restructuring expenses (GAAP)		199	138	63	18	190
Change in accounting principle		—	(14)	—	—	—

Average assets, excluding merger-related and restructuring expense, and change in accounting principle	I	389,011	376,830	341,781	337,299	330,150
Average intangible assets (GAAP)		(12,380)	(12,250)	(12,250)	(12,386)	(12,478)

Average tangible assets (Cash basis)	J	$376,631	364,580	329,531	324,913	317,672

Return on average assets
GAAP	A/G	1.12%	1.16	1.21	1.23	1.08
Excluding merger-related and restructuring expenses	B/I	1.20	1.23	1.28	1.28	1.19
Return on average tangible assets
GAAP	A/H	1.16	1.20	1.26	1.28	1.12
Cash basis	C/J	1.32%	1.36	1.43	1.44	1.34

Table continued on next page.

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Wachovia 4Q03 Quarterly Earnings Report

Reconciliation Of Certain Non-GAAP Financial Measures

		2003				2002
		Fourth	Third	Second	First	Fourth
(Dollars in millions, except per share data)	*	Quarter	Quarter	Quarter	Quarter	Quarter
Return on average common stockholders' equity
Average common stockholders' equity (GAAP)	K	$32,123	31,985	32,362	32,052	31,944
Merger-related and restructuring expenses (GAAP)		199	138	63	18	190
Change in accounting principle		—	(14)	—	—	—

Average common stockholders' equity, excluding merger-related and restructuring expenses, and change in accounting principle	L	32,322	32,109	32,425	32,070	32,134
Average intangible assets (GAAP)	M	(12,380)	(12,250)	(12,250)	(12,386)	(12,478)

Average common stockholders’ equity (Cash basis)	N	$19,942	19,859	20,175	19,684	19,656

Return on average common stockholders’ equity
GAAP	D/K	13.59%	13.71	12.78	12.94	11.07
Excluding merger-related and restructuring expenses and change in accounting principle	E/L	14.42	14.46	13.49	13.45	12.13
Return on average tangible common stockholders' equity
GAAP	D/K+M	22.11	22.22	20.56	21.10	18.17
Cash basis	F/N	24.86%	24.97	23.32	23.71	21.52

*	The letters included in the column are provided to show how the various ratios presented in the tables on pages 40 through 42 are calculated. For example, return on average assets on a GAAP basis is calculated by dividing net income (GAAP) by average assets (GAAP) (i.e., A/G), and annualized where appropriate.

Table continues on next page.

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Wachovia 4Q03 Quarterly Earnings Report

Reconciliation Of Certain Non-GAAP Financial Measures

Reconciliation of Certain Non-GAAP Financial Measures

		2003				2002
		Fourth	Third	Second	First	Fourth
(Dollars in millions, except per share data)	*	Quarter	Quarter	Quarter	Quarter	Quarter
Overhead efficiency ratios
Noninterest expense (GAAP)	O	$3,753	3,557	2,988	2,894	3,037
Merger-related and restructuring expenses (GAAP)		(135)	(148)	(96)	(64)	(145)

Noninterest expense, excluding merger-related and restructuring expenses	P	3,618	3,409	2,892	2,830	2,892
Other intangible amortization (GAAP)		(120)	(127)	(131)	(140)	(147)

Noninterest expense (Cash basis)	Q	$3,498	3,282	2,761	2,690	2,745

Net interest income (GAAP)		$2,877	2,653	2,540	2,537	2,497
Tax-equivalent adjustment		65	64	63	64	58

Net interest income (Tax-equivalent)		$2,942	2,717	2,603	2,601	2,555
Fee and other income (GAAP)		2,591	2,603	2,145	2,055	1,952

Total	R	$5,533	5,320	4,748	4,656	4,507

Retail Brokerage Services, excluding insurance
Noninterest expense (GAAP)	S	$947	933	459	437	433

Net interest income (GAAP)		$81	70	30	31	30
Tax-equivalent adjustment		1	—	—	—	—

Net interest income (Tax-equivalent)		82	70	30	31	30
Fee and other income (GAAP)		1,000	994	522	466	473

Total	T	$1,082	1,064	552	497	503

Overhead efficiency ratios
GAAP	O/R	67.82%	66.87	62.92	62.16	67.40
Excluding merger-related and restructuring expenses	P/R	65.37	64.10	60.91	60.78	64.19
Excluding merger-related and restructuring expenses and brokerage	P-S/R-T	59.99	58.19	57.98	57.53	61.43
Cash basis	Q/R	63.20	61.70	58.15	57.78	60.92
Cash basis excluding brokerage	Q-S/R-T	57.29%	55.20	54.85	54.18	57.76

Operating leverage
Operating leverage (GAAP)		$18	2	(1)	293	3
After tax merger-related and restructuring expenses (GAAP)		(12)	52	31	(80)	37

Operating leverage, excluding merger-related and restructuring expenses		6	54	30	213	40
After tax other intangible amortization (GAAP)		7	4	9	8	6

Operating leverage (Cash basis)		$(1)	50	21	205	34

Dividend payout ratios on common shares
Dividends paid per common share	U	$0.35	0.35	0.29	0.26	0.26

Diluted earnings per common share (GAAP)	V	$0.83	0.83	0.77	0.76	0.66
Merger-related and restructuring expenses (GAAP)		0.05	0.06	0.04	0.03	0.06
Other intangible amortization (GAAP)		0.06	0.05	0.06	0.07	0.06
Change in accounting principle (GAAP)		—	(0.01)	—	—	—

Diluted earnings per common share (Cash basis)	W	$0.94	0.93	0.87	0.86	0.78

Dividend payout ratios (GAAP)
GAAP	U/V	42.17%	42.17	37.66	34.21	39.39
Cash basis	U/W	37.23%	37.63	33.33	30.23	33.33

*	The letters included in the column are provided to show how the various ratios presented in the tables on pages 40 through 42 are calculated.

For example, return on average assets on a GAAP basis is calculated by dividing net income (GAAP) by average assets (GAAP) (i.e., A/G), and annualized where appropriate.

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Wachovia 4Q03 Quarterly Earnings Report

Cautionary Statement

The foregoing materials and management’s discussion of them may contain, among other things, certain forward-looking statements with respect to Wachovia, as well as the goals, plans, objectives, intentions, expectations, financial condition, results of operations, future performance and business of Wachovia, including, without limitation, (i) statements relating to certain of Wachovia’s goals and expectations with respect to earnings, earnings per share, revenue, expenses, and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, (ii) statements relating to the benefits of the merger between the former Wachovia Corporation and former First Union Corporation (the “Merger”), completed on September 1, 2001, and the retail securities brokerage combination transaction between Wachovia and Prudential Financial, Inc completed July 1, 2003 (the “Brokerage Transaction”), including future financial and operating results, cost savings, enhanced revenues and the accretion of reported earnings that may be realized from the Merger and/or Brokerage Transaction, and (iii) statements preceded by, followed by or that include the words “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets”, “probably”, “potentially”, “projects”, “outlook” or similar expressions. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond Wachovia’s control). The following factors, among others, could cause Wachovia’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements: (1) the risk that the businesses involved in the Merger and/or the Brokerage Transaction will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the Merger and/or Brokerage Transaction may not be fully realized or realized within the expected time frame; (3) revenues following the Merger and/or Brokerage Transaction may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption following the Merger and/or Brokerage Transaction, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the strength of the United States economy in general and the strength of the local economies in which Wachovia conducts operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on Wachovia’s loan portfolio and allowance for loan losses; (6) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (7) inflation, interest rate, market and monetary fluctuations; (8) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on Wachovia’s capital markets and capital management activities, including, without limitation, its mergers and acquisition advisory business, equity and debt underwriting activities, private equity investment activities, derivative securities activities, investment and wealth management advisory businesses, and brokerage activities; (9) adverse changes in the financial performance and/or condition of Wachovia’s borrowers which could impact the repayment of such borrowers’ outstanding loans; and (10) the impact on Wachovia’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts. Additional information with respect to factors that may cause actual results to differ materially from those contemplated by such forward-looking statements is included in the reports filed by Wachovia with the Securities and Exchange Commission, including its Current Report on Form 8-K dated January 15, 2004.

Wachovia cautions that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the Merger and/or Brokerage Transaction or other matters and attributable to Wachovia or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Wachovia does not undertake any obligation to update any forward-looking statement, whether written or oral.

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